$800,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 30, 2007

among

Technical Olympic USA, Inc. and the other Borrowers Party Hereto,

as Borrowers

and

The Lenders and Issuers Party Hereto

and

Citicorp North America, Inc.,

as Administrative Agent,

Deutsche Bank Securities Inc.,

as Syndication Agent,

J.P. Morgan Chase Bank, N.A., and

Wachovia Capital Markets, LLC

as Co-Documentation Agents,

and

Citigroup Global Markets Inc.

and

Deutsche Bank Securities Inc.

as Joint Lead Arrangers and Joint Book ManagersTABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Section 1.2 Section 1.3 Section 1.4	Defined Terms. Computation of Time Periods. Accounting Terms and Principles. Certain Terms.

ARTICLE II

THE FACILITY

Section 2.1
Section 2.2
Section 2.3
Section 2.4
Section 2.5
Section 2.6
Section 2.7
Section 2.8
Section 2.9
Section 2.10
Section 2.11
Section 2.12
Section 2.13
Section 2.14
Section 2.15
Section 2.16
Section 2.17
Section 2.18
Section 2.19
The Revolving Credit Commitments.
Borrowing Procedures.
Swing Loans.
Letters of Credit.
Reduction and Termination of the Revolving Credit Commitments.
Repayment of Loans.
Evidence of Debt.
Prepayments.
Interest.
Conversion/Continuation Option.
Fees.
Payments and Computations.
Special Provisions Governing Eurodollar Rate Loans.
Capital Adequacy.
Taxes.
Substitution of Lenders.
Facility Extension.
Facility Increase.
Certain Accounts.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Section 3.2 Section 3.3	Conditions Precedent to the Effectiveness of this Agreement. Conditions Precedent to Each Loan and Letter of Credit. Determinations of Effective Date Conditions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
Section 4.16
Section 4.17
Section 4.18
Section 4.19
Corporate Existence; Compliance with Law.
Corporate Power; Authorization; Enforceable Obligations.
Ownership of Subsidiaries.
Financial Statements.
Material Adverse Change.
Litigation.
Taxes.
Full Disclosure.
Margin Regulations.
No Burdensome Restrictions; No Defaults.
Investment Company Act.
Use of Proceeds.
Insurance.
Labor Matters.
ERISA.
Environmental Matters.
Intellectual Property.
Title; Real Property.
Anti-Terrorism Laws.

ARTICLE V

FINANCIAL COVENANTS

Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5	Adjusted Consolidated Tangible Net Worth.
Maximum Indebtedness to Adjusted Consolidated Tangible Net Worth Ratio.
Minimum Interest Coverage Ratio.
Unsold Land to Adjusted Consolidated Tangible Net Worth.
Unsold Units to Units Closed.

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.1
Section 6.2
Section 6.3
Section 6.4
Section 6.5
Section 6.6
Section 6.7
Section 6.8
Section 6.9
Section 6.10
Section 6.11
Section 6.12
Section 6.13
Section 6.14
Section 6.15
Section 6.16
Section 6.17
Reporting Requirements.
Preservation of Corporate Existence, Etc.
Compliance with Laws, Etc.
Conduct of Business.
Payment of Taxes, Etc.
Maintenance of Insurance.
Transactions with Affiliates.
Access.
Keeping of Books.
Maintenance of Properties, Etc.
Application of Proceeds.
Environmental.
Additional Subsidiary Borrowers.
Designation of Restricted and Unrestricted Subsidiaries.
Mortgage Requirements.
Designated Account Deposits.
Equity Pledge Agreement.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9 Section 7.10 Section 7.11	Liens, Etc.
Investments.
Restricted Payments.
Restriction on Fundamental Changes.
Change in Nature of Business.
Transactions with Affiliates.
Restrictions on Subsidiary Distributions; No New Negative Pledge.
Sale/Leasebacks.
Compliance with ERISA.
Environmental.
Designated Account Proceeds.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Section 8.2 Section 8.3 Section 8.4	Events of Default. Remedies. Actions in Respect of Letters of Credit. Rescission.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Section 9.2 Section 9.3 Section 9.4 Section 9.5 Section 9.6	Authorization and Action. Administrative Agent’s Reliance, Etc. The Administrative Agent Individually. Lender Credit Decision. Indemnification. Successor Administrative Agent.

ARTICLE X

MISCELLANEOUS

Section 10.1
Section 10.2
Section 10.3
Section 10.4
Section 10.5
Section 10.6
Section 10.7
Section 10.8
Section 10.9
Section 10.10
Section 10.11
Section 10.12
Section 10.13
Section 10.14
Section 10.15
Section 10.16
Section 10.17
Section 10.18
Section 10.19
Section 10.20
Section 10.21
Section 10.22
Amendments, Waivers, Etc.
Assignments and Participations.
Costs and Expenses.
Indemnities.
Limitation of Liability.
Right of Set-off.
Sharing of Payments, Etc.
Notices, Etc.
No Waiver; Remedies.
Binding Effect.
Governing Law.
Submission to Jurisdiction; Service of Process.
Waiver of Jury Trial.
Section Titles.
Execution in Counterparts.
Entire Agreement.
Confidentiality.
USA Patriot Act.
Agent Communications.
Joint and Several Liability.
Administrative Borrower.
No Release.

Schedules
Schedule I	-	Revolving Credit Commitments

Schedule II	-	Applicable Lending Offices and Addresses for Notices

Schedule 2.4	-	Existing Letters of Credit

Schedule 4.2	-	Consents

Schedule 4.3	-	Ownership of Subsidiaries

Schedule 4.4	-	Material Obligations

Schedule 4.6	-	Litigation

Schedule 4.7	-	Taxes

Schedule 4.13	-	Insurance

Schedule 7.1	-	Existing Liens

Schedule 7.2	-	Existing Investments

Schedule 7.7	-	Restrictions on Subsidiary Distributions

Exhibits
Exhibit A	-	Form of Assignment and Acceptance

Exhibit B	-	Form of Assumption Agreement

Exhibit C	-	Form of Revolving Credit Note

Exhibit D	-	Form of Notice of Borrowing

Exhibit E	-	Form of Borrowing Base Certificate

Exhibit F	-	Form of Notice of Conversion or Continuation

Exhibit G	-	Form of Credit Agreement Supplement

Exhibit H	-	Form of Guaranty

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 30, 2007, among TECHNICAL OLYMPIC USA, INC., a Delaware corporation (the “Administrative Borrower”), the subsidiaries of the Administrative Borrower listed on the signature pages hereof as a “Subsidiary Borrower” and any other subsidiary of the Administrative Borrower which hereafter becomes a Subsidiary Borrower pursuant to the terms hereof (each a “Subsidiary Borrower” and collectively, the "Subsidiary Borrowers”; together with the Administrative Borrower, each a "Borrower” and collectively, the “Borrowers”), the Lenders (as defined below), the Issuers (as defined below), CITICORP NORTH AMERICA, INC. (“CNAI”), as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

(1) The Administrative Borrower, the Lenders (or their predecessors in interest), the Issuer, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents are parties to the Credit Agreement, dated as of March 9, 2006 (as amended by Amendment No. 1 to Credit Agreement dated as of October 23, 2006 and Amendment No. 2 dated as of December 20, 2006 and as otherwise amended, supplemented or otherwise modified from time to time through the date hereof, the "March 2006 Credit Agreement”), under which the Lenders provided the Facility in the aggregate principal amount of $800,000,000 for the making of Revolving Loans and Swing Loans and the Issuance of Letters of Credit.

(2) By amendment to the March 2006 Credit Agreement, dated as of October 23, 2006, the Administrative Borrower committed to deliver Mortgages on Completed Unsold Homes, as collateral for the Obligations, by no later than December 31, 2006. By further amendment, pursuant to Amendment No. 2 described above, the deadline for delivering the Mortgages on Completed Unsold Homes was extended to January 30, 2007. The Administrative Borrower has requested a further extension of the deadline for delivering the Mortgages on Completed Unsold Homes and an amendment to the Mortgage requirements. The Lenders’ agreement to extend the deadline for delivering the Mortgages on Completed Unsold Homes, amend the Mortgage requirements and continue making Loans under the Facility is expressly conditioned upon the amendments contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree to amend and restate the March 2006 Credit Agreement as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted Consolidated Tangible Net Worth” means with respect to the Administrative Borrower and its Restricted Subsidiaries on a Consolidated basis, as of any date, the sum of (a) Tangible Net Worth, plus (b) the lesser of (i) fifty percent (50%) of the aggregate principal amount of all then outstanding Subordinated Indebtedness of the Administrative Borrower and its Restricted Subsidiaries having a maturity date later than one year following the Scheduled Termination Date, (ii) twenty percent (20%) of Tangible Net Worth, and (iii) $200,000,000.

"Administrative Agent” has the meaning assigned to such term in the preamble hereto.

"Administrative Borrower” has the meaning assigned to such term in the preamble hereto.

"Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Solely for purposes of Section 7.6, Affiliates of the Borrowers shall include Unrestricted Subsidiaries of the Administrative Borrower and Joint Ventures.

"Affiliated Title Company” means Universal Land Title, Inc., a Florida corporation, and any of its Subsidiaries or Affiliates authorized under applicable Requirement of Law to conduct business as an agent for a title insurance company.

"Agreement” means the March 2006 Credit Agreement as amended and restated by this Amended and Restated Credit Agreement, except that any reference to the date of this Agreement shall mean the date of this Amended and Restated Credit Agreement.

"Anti-Terrorism Laws” has the meaning assigned to such term in Section 4.19.

"Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

Applicable Margin” means, as of any date of determination, a per annum rate equal to the rate set forth below for the applicable type of Loan or Letters of Credit and the Leverage Ratio and Ratings set forth below for each such date of determination:

			Eurodollar Rate
Level	Leverage Ratio	Ratings	Loans	Base Rate Loans	Letters of Credit
	Less than or equal
1	to 1.0	Ba1/BB+ or higher	1.25%	-0-	1.05%

	Greater than 1.0
	but less than or
2	equal to 1.25	Ba2/BB	1.35%	-0-	1.15%

	Greater than 1.25
	but less than or
3	equal to 1.50	Ba3/BB-	1.45%	-0-	1.30%

	Greater than 1.50
	but less than or
4	equal to 1.75	B1/B+	1.65%	0.15%	1.50%

5	Greater than 1.75	B2/B or lower	2.00%	0.50%	1.70%

For purposes of the above grid, “Ratings” means (i) at any time at which Moody’s, S&P and Fitch all publicly announce ratings of the Administrative Borrower’s senior unsecured non-credit enhanced long-term debt, the second highest of such three ratings and (ii) at any time at which Moody’s and S&P publicly announce ratings of the Administrative Borrower’s senior unsecured non-credit enhanced long-term debt but Fitch does not, the higher of such two ratings (i.e., lower pricing). “Leverage Ratio” means, for the Administrative Borrower and its Restricted Subsidiaries, as of the last day of each fiscal quarter, the ratio of (a) the difference between (i) the aggregate amount of all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries and (ii) Unrestricted Cash in excess of $10,000,000 and (b) the Adjusted Consolidated Tangible Net Worth of the Administrative Borrower and its Restricted Subsidiaries.

In the case of the Leverage Ratio, the Applicable Margin shall be determined upon delivery of the Compliance Certificate pursuant to Section 6.1(c), after the end of each fiscal quarter, commencing with the Compliance Certificate delivered for the fiscal quarter ending June 30, 2006. The Applicable Margin shall automatically be adjusted to the rate corresponding to the Leverage Ratio set forth in the grid above. Such automatic adjustment shall take effect on the last day that the Compliance Certificate was required to be delivered, and shall remain in effect until subsequently adjusted in accordance herewith upon the delivery of each such subsequent Compliance Certificate. In the case of the Ratings, the Applicable Margin shall be determined upon any change in such Ratings. The Applicable Margin shall automatically be adjusted to the rate corresponding to the Ratings set forth in the grid above. Such automatic adjustment shall take effect (i) in case of Eurodollar Rate Loans, as of the beginning of the next succeeding applicable Interest Period for Eurodollar Loans, and (ii) in case of Base Rate Loans, as of the next Business Day following the date of such change in the Ratings.

In the event of a difference of one level between (x) the Ratings and the Leverage Ratio pricing levels, or (y) the Ratings, the pricing for the higher level shall apply (e.g. if the applicable Leverage Ratio is Level 1 and the applicable Ratings are Level 2, the pricing for Level 1 shall apply). In the event such difference is of more than one level between (x) the Ratings and the Leverage Ratio or (y) the Ratings, the pricing for the level one level lower than the higher level pricing shall apply. The Applicable Margin was set on the Original Effective Date at Level 2.

"Applicable Unused Commitment Fee Rate” means, as of any date of determination, a per annum rate equal to the corresponding Unused Commitment Percentage set forth below:

Unused Commitment Percentage	Unused Commitment Fee Rate
Higher than 66 2/3%	0.300%

Higher than 33 1/3% and lower than or equal to 66 2/3%	0.225%

Lower than or equal to 33 1/3%	0.125%

"Approved Fund” means, with respect to any Fund that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

"Arrangers” means Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., in their capacities as joint lead arrangers and joint book managers.

"Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.

"Assumption Agreement” means an assumption agreement entered into by a Lender or an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B.

"Available Credit” means, at any time, an amount equal to (a) the Maximum Credit, minus (b) the aggregate Revolving Credit Outstandings at such time.

"Bankruptcy Code” means Title 11, United States Code, as amended from time to time.

"Base Rate” means the greater of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Domestic Lending Office as its then base rate, or (ii) the Federal Funds Rate plus 0.5% per annum.

"Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

"Board of Directors” means the board of directors of the Administrative Borrower or any committee thereof authorized with respect to any particular matter to exercise the power of the board of directors of the Administrative Borrower.

"Borrower” and “Borrowers” have the meaning assigned to such terms in the preamble to this Agreement.

"Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

"Borrowing Base” means, at any time, the sum of:

(a) the product of (x) 0.90 and (y) the sum of (i) Escrow Proceeds Receivables of the Borrowers and (ii) Unrestricted Cash of the Borrowers, to the extent such Escrow Proceeds Receivables or Unrestricted Cash, as the case may be, constitute Borrowing Base Assets;

(b) the product of (x) 0.90 and (y) the value of Sold Homes owned by a Borrower (as determined in accordance with the definition of “Sold Homes”), to the extent such Sold Homes constitute Borrowing Base Assets;

(c) the product of (x) 0.75 and (y) the value of Completed Unsold Homes owned by a Borrower (as determined in accordance with the definition of “Completed Unsold Homes”), to the extent such Completed Unsold Homes constitute Borrowing Base Assets;

(d) the product of (x) 0.70 and (y) the value of Unsold Homes Under Construction owned by a Borrower (as determined in accordance with the definition of “Unsold Homes Under Construction”), to the extent such Unsold Homes Under Construction constitute Borrowing Base Assets;

(e) the product of (x) the Finished Lots Advance Rate and (y) the value of Finished Lots owned by a Borrower (as determined in accordance with the definition of “Finished Lots”), to the extent such Finished Lots constitute Borrowing Base Assets;

(f) the product of (x) the Land/Lots Under Development Advance Rate and (y) the value of Land/Lots Under Development owned by a Borrower (as determined in accordance with the definition of “Land/Lots Under Development”), to the extent such Land/Lots Under Development constitute Borrowing Base Assets;

(g) the product of (x) the Unimproved Land Advance Rate and (y) the value of Unimproved Land owned by a Borrower (as determined in accordance with the definition of “Unimproved Land”), to the extent such Unimproved Land constitutes Borrowing Base Assets.

Notwithstanding the foregoing, the total aggregate amount of Loans and Letters of Credit outstanding based upon Finished Lots, Land/Lots Under Development and Unimproved Land shall not exceed $50,000,000 at any time.

"Borrowing Base Assets” means the following assets to the extent satisfying the following terms and conditions and included in the calculation of the Borrowing Base:

(a) (i) Escrow Proceeds Receivables of a Borrower but only to the extent that (A) such Escrow Proceeds Receivables are held by any Affiliated Title Company, such Affiliated Title Company has entered into a written agreement with the Administrative Agent acknowledging the security interests granted under the Security Agreement and agreeing that any Escrow Proceeds Receivables released or paid by such Affiliated Title Company shall be paid solely to a Designated Account or (B) such Escrow Proceeds Receivables are held by any title insurance company, title agent, escrow company or similar entity authorized under applicable Requirement of Law to conduct business as an agent for a title insurance company that is not an Affiliated Title Company, the applicable Borrower has instructed such entity in writing to pay any Escrow Proceeds Receivables to be released or paid to such Borrower solely to a Designated Account maintained by Wachovia Bank, National Association and (ii) Unrestricted Cash but only to the extent on deposit in a Designated Account;

(b) Sold Homes owned by a Borrower but only to the extent that (i) the Contract for Sale for such Sold Home and related rights are subject to a first priority perfected security interest as contemplated by the Security Agreement and (ii) to the extent required under Section 6.15, such Sold Home is subject to a Mortgage and, except as provided in Section 6.15, all Mortgage Requirements with respect to such Mortgage have been satisfied;

(c) Completed Unsold Homes owned by a Borrower but only to the extent that (i) each Completed Unsold Home is subject to a Mortgage and, except as provided in Section 6.15, all Mortgage Requirements with respect to such Mortgage have been satisfied, (ii) the value of any Completed Unsold Home in the Borrowing Base does not exceed the appraised value for such Completed Unsold Home determined in accordance with the Mortgage Requirements, and (iii) no Completed Unsold Home has been “completed” (within the meaning of the definition of Completed Unsold Home) for more than six months other than a Completed Unsold Home being used as a Model Home;

(d) Unsold Homes Under Construction owned by a Borrower but only to the extent that (i) such Unsold Homes Under Construction are subject to a Mortgage and, except as provided in Section 6.15, all Mortgage Requirements with respect to such Mortgage have been satisfied, and (ii) the value of any Completed Unsold Home in the Borrowing Base does not exceed the appraised value for such Completed Unsold Home determined in accordance with the Mortgage Requirements;

(e) Finished Lots owned by a Borrower but only to the extent that such Finished Lots are subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied;

(f) Land/Lots Under Development owned by a Borrower but only to the extent that such Land/Lots Under Development are subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied;

(g) Unimproved Land owned by a Borrower but only to the extent that such Unimproved Land is subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied.

"Borrowing Base Certificate” means a certificate of the Administrative Borrower substantially in the form of Exhibit E.

"Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

"Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

"Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Restricted Subsidiaries under Capital Leases, as determined on a Consolidated basis in conformity with GAAP.

"Cash Equivalents” means

(a) securities issued or fully guaranteed or insured by the United States government or any agency thereof,

(b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s,

(c) commercial paper of an issuer rated at least “A-1” by S&P, “P-1” by Moody’s, or “1” by the National Association of Investors Corporation;

(d) short term repurchase agreements, municipal trusts and obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; and

(e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c), and (d) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P, “P-1” by Moody’s, or “1” by the National Association of Investors Corporation; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b), (c) and (d) above shall not exceed 180 days.

"Change of Control” means the occurrence of any of the following events:

(a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the preceding), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner,” directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Administrative Borrower; or

(b) if any of the Permitted Holders or any Person controlling or under common control with the Permitted Holders, either individually or acting together, becomes the “beneficial owner,” directly or indirectly, of 75% or more of the total voting power of the Voting Stock of the Administrative Borrower; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Administrative Borrower (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the shareholders of the Administrative Borrower was approved by a vote of not less than two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Administrative Borrower then in office; or

(d) the shareholders of the Administrative Borrower shall have approved any plan of liquidation or dissolution of the Administrative Borrower; or if the shares of the Administrative Borrower cease to be listed on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System for any reason; or

(e) Antonio B. Mon (or a successor approved by the Requisite Lenders) shall no longer be the chief executive officer of the Administrative Borrower, and a successor chief executive officer satisfactory to the Requisite Lenders shall not have (i) been appointed to such office within 120 days of the date on which Antonio B. Mon (or his approved successor) ceased to be the chief executive officer of the Administrative Borrower and (ii) assumed such office within 180 days of such date; or

(f) any “change of control” as defined in the indentures governing the Senior Notes or Subordinated Notes has occurred.

For the purposes of this definition of “Change of Control,” the term “beneficial owner” shall be as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. For the purposes of clauses (a) and (b) of this definition of “Change of Control,” a person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation.

"Citibank” means Citibank, N.A., a national banking association.

"CNAI” has the meaning assigned to such term in the preamble to this Agreement.

"Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

"Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties and will include, without limitation, all Borrowing Base Assets.

"Collateral Documents” means the Security Agreement, the Deposit Account Control Agreements, the Mortgages, the Pledge Agreements and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties or that provides or purports to provide the Administrative Agent with “control” (as defined in the UCC) over a Deposit Account or Securities Account of a Borrower.

"Communications” has the meaning assigned to such term in Section 10.19.

"Completed Unsold Homes” means, as of any date, all Units (including all Model Homes), for which construction has been “completed”, but for which there is in existence no written Contract for Sale, the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the appraised value determined in accordance with the Mortgage Requirements. Construction will be considered “completed” when a temporary certificate of occupancy, certificate of occupancy or similar certificate has been issued by the Applicable Governmental Authority or, if the applicable Governmental Authority does not issue such a certificate until a purchaser has been identified or no Governmental Authority issues such a certificate with respect to such Unit, other evidence of completion (exclusive of items of a punchlist nature) reasonably satisfactory to the Administrative Agent.

"Compliance Certificate” has the meaning assigned to such term in Section 6.1(c).

"Consenting Lenders” has the meaning assigned to such term in Section 2.17(a)

"Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries or Restricted Subsidiaries, as the case may be, in conformity with GAAP.

"Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a Consolidated basis in conformity with GAAP.

"Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

"Contaminant” means any material, substance, chemical, constituent, waste, contaminant or pollutant, including, without limitation, any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls regulated or which can give rise to liability under any Environmental Law.

"Contract for Sale” means a sale and purchase agreement for a Unit between the Administrative Borrower or any of its Restricted Subsidiaries and an unrelated third party purchaser, who has been pre-qualified by the Administrative Borrower, one of its Restricted Subsidiaries or an institutional lender.

"Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

"Credit Agreement Supplement” means a supplement to this Agreement in substantially the form of Exhibit G, pursuant to which each subsidiary of the Administrative Borrower named therein becomes an additional Subsidiary Borrower under this Agreement.

"Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments, or governmental charges, including liens securing community development district bonds or similar bonds issued by any Governmental Authority to accomplish similar purposes, in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law and/or created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits;

(d) Liens or deposits to secure the performance of bids, tenders, sales, options, contingent payments to sellers of real property, contracts (other than for the repayment of borrowed money), participation agreements, joint development agreements, surety, stay, appeal, customs, indemnity, performance obligations or other similar bonds or obligations (not constituting Indebtedness), arising in the ordinary course of business;

(e) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) encumbrances arising under leases or subleases of real property which do not in the aggregate materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.

"Default” means any event that with the passing of time or the giving of notice or both would become an Event of Default.

"Deposit Account Control Agreement” means an agreement among the bank maintaining a Designated Account, the Borrower that is the owner of such Designated Account and such bank’s customer, and the Administrative Agent as secured party, in form and substance reasonably satisfactory to the Administrative Agent.

"Designated Account” means a Deposit Account or Securities Account maintained with a bank or other financial institution and owned by a Borrower to the extent such Deposit Account or Securities Account, as applicable, is subject to the first priority perfected security interest contemplated by the Security Agreement.

"Disclosure Documents” means, collectively: (i) the Administrative Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on March 11, 2005, (ii) the Administrative Borrower’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 as filed with the SEC on May 4, 2005, (iii) the Administrative Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 as filed with the SEC on August 3, 2005, (iv) the Administrative Borrower’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 as filed with the SEC on November 9, 2005 and (v) the Confidential Information Memorandum dated January 2006 and posted electronically on Intralinks relating to the Administrative Borrower and this Agreement.

"Dollars” and the sign “$” each mean the lawful money of the United States of America.

"Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Administrative Borrower and the Administrative Agent.

"Domestic Subsidiary” means any Subsidiary of a Borrower organized under the laws of any state of the United States of America or the District of Columbia.

"EBITDA” means, for the Administrative Borrower and its Restricted Subsidiaries for the twelve (12) month period ending on any date of determination, an amount equal to (a) the Consolidated Net Income for such period, plus (b) cash dividends from Unrestricted Subsidiaries paid to the Administrative Borrower during such period, minus (c) gains from extraordinary items for such period, to the extent included in the calculation of Consolidated Net Income for such period in conformity with GAAP, but without duplication, plus (d) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense deducted in the calculation of Consolidated Net Income for such period in conformity with GAAP (including, without duplication, previously capitalized Interest Expense which would be included in “cost of goods sold” and deducted from Consolidated revenues in determining Consolidated Net Income), (iii) the amount of depreciation and amortization for such period, (iv) any write-off of goodwill, and (v) the amount of (x) any item of extraordinary loss not paid in cash in such period and (y) any non-cash impairment charges in such period, in each case to the extent included in the calculation of Consolidated Net Income for such period in conformity with GAAP, but without duplication. In the case of any Subsidiary of the Administrative Borrower that becomes a Restricted Subsidiary during any period of calculation, EBITDA shall, for the purposes of the foregoing calculations, be adjusted by increasing, if positive, or decreasing, if negative, EBITDA by the EBITDA of such Subsidiary during such period of calculation occurring prior to the date such Subsidiary became a Restricted Subsidiary.

"Effective Date” has the meaning assigned to such term in Section 3.1.

"Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender; (b) a commercial bank having total assets in excess of $5,000,000,000; (c) a finance company, insurance company, or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans, and having a net worth, determined in conformity with GAAP, in excess of $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent) and, so long as there is no Default or Event of Default continuing, the Administrative Borrower or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in conformity with GAAP, in excess of $250,000,000.

"Entitled Land” means all land owned by the Administrative Borrower or any of its Restricted Subsidiaries, as part of their respective real estate development business that has all requisite residential zoning approvals (other than approvals which are solely ministerial and non-discretionary in nature).

"Environmental Laws” means all applicable Requirements of Law now or hereafter in effect, as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including any applicable Requirements of Law relating to the protection of areas of particular environmental concern, including wetlands, areas inhabited by endangered species, historic sites, and areas above protected acquifers.

"Environmental Lien” means any Lien in favor of any Governmental Authority for environmental liabilities and costs.

"Equity Issuance” means the issue or sale of any Stock of the Administrative Borrower or any of its Restricted Subsidiaries by the Administrative Borrower or any of its Restricted Subsidiaries to any Person other than a Borrower.

"Equity Pledge Agreement” means the pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, delivered by the Administrative Borrower pursuant to Section 6.17, under which the Administrative Borrower shall pledge in favor of the Administrative Agent the equity interests held by the Administrative Borrower in all of its presently existing and after-acquired direct Subsidiaries (other than any Joint Ventures).

"ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

"ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan with respect to which the notice requirement has not been waived pursuant to applicable regulations; (b) the withdrawal of the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan by the PBGC; (g) the failure of the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Administrative Borrower or any of its Subsidiaries or any ERISA Affiliate; or (i) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

"Escrow Proceeds Receivables” means, with respect to the Administrative Borrower and any of its Restricted Subsidiaries, the aggregate amount of funds held in escrow by a title company or escrow agent which are payable (without any requirement of the satisfaction or waiver of any further condition) to the Administrative Borrower or such Restricted Subsidiary and which constitute proceeds of sales of Units, Finished Lots, Land/Lots Under Development and Unimproved Land.

"Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

"Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on Telerate Page 3750 as of 11:00 a.m., London time, two Business Days prior to the first day of each Interest Period. In the event that such rate does not appear on Telerate Page 3750 (or otherwise on the Telerate screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

"Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Administrative Borrower and the Administrative Agent.

"Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b) a percentage equal to 100% minus the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

"Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

"Event of Default” has the meaning assigned to such term in Section 8.1.

"Exchange Act” means the Securities Exchange Act of 1934, as amended.

"Executive Order” has the meaning assigned to such term in Section 4.19.

"Existing Letters of Credit” means each letter of credit set forth on Schedule 2.4 that was previously issued for the account of the Administrative Borrower under the Prior Credit Agreement that was outstanding on the Original Effective Date.

"Extending Lender” has the meaning assigned to such term in Section 2.17(a).

"Extension Request” has the meaning assigned to such term in Section 2.17(a).

"Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

"Facility Extension” has the meaning assigned to such term in Section 2.17(a).

"Facility Increase” has the meaning assigned to such term in Section 2.18.

"Facility Increase Effective Date” has the meaning assigned to such term in Section 2.18.

"Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the Nasdaq Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Administrative Agent.

"Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

"Financial Statements” means the financial statements of the Administrative Borrower and its Subsidiaries delivered in accordance with Sections 4.4 and 6.1.

"Finished Lots” means lots of Entitled Land as to which offsite construction has been substantially completed, utilities and all major infrastructure have been completed and stubbed to the site, and building permits for Units may be promptly pulled and construction commenced by the Administrative Borrower or any of its Restricted Subsidiaries without the satisfaction of any further conditions, the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the appraised value determined in accordance with the Mortgage Requirements.

"Finished Lots Advance Rate” means a percentage, expressed as a decimal, mutually agreed upon in writing between the Administrative Borrower and the Requisite Lenders and designated as the Finished Lots Advance Rate.

"FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

"Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.

"Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that with respect to determining compliance with any financial covenant (including related definitions), “GAAP” shall be determined based upon those accounting principles referred to above as of the Original Effective Date.

"Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantor” means each Restricted Subsidiary of the Administrative Borrower party to the Guaranty.

"Guaranty” means the guaranty agreement substantially in the form of Exhibit H, dated as of the Original Effective Date executed by each Restricted Subsidiary of the Administrative Borrower named therein or that has executed a joinder to the Guaranty.

"Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

"Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments that bear interest (including trust preferred securities), (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all guaranty obligations of such Person with respect to obligations of another Person that would otherwise constitute Indebtedness hereunder, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the Fair Market Value of the property securing such Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall not include (x) the face amount of any undrawn Performance Letters of Credit or the amount of any obligations in respect of surety bonds or performance bonds, in each case to the extent unmatured, (y) Indebtedness Associated with Assets Not Owned or (z) obligations with respect to options to purchase real property that have not been exercised.

"Indebtedness Associated with Assets Not Owned” means any Indebtedness of any land bank, or any other third party Indebtedness that would be required to be included on the balance sheet or financial statements of the Administrative Borrower or any of its Subsidiaries pursuant to any accounting rule requiring such consolidation, including Indebtedness of any Joint Venture or Indebtedness of any Unrestricted Subsidiary, except to the extent that such Indebtedness would otherwise fall under clause (g) of the definition of “Indebtedness” with respect to the Administrative Borrower or a Restricted Subsidiary.

"Indebtedness to Adjusted Consolidated Tangible Net Worth Ratio” means, with respect to the Administrative Borrower at any date of determination, the ratio of (a) all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries as of such date less Unrestricted Cash in excess of $10,000,000 to (b) Adjusted Consolidated Tangible Net Worth of the Administrative Borrower at such date.

"Indemnified Matter” has the meaning assigned to such term in Section 10.4.

"Indemnitees” has the meaning assigned to such term in Section 10.4.

"Interest Coverage Ratio” means, with respect to the Administrative Borrower and its Restricted Subsidiaries for any period, the ratio of (a) EBITDA for such period to (b) the Consolidated Interest Incurred for such period.

"Interest Expense” means, for any Person for any period, total interest expense of such Person and its Subsidiaries for such period determined on a Consolidated basis in conformity with GAAP. Notwithstanding that GAAP may otherwise provide, the Administrative Borrower shall not be required to include in Interest Expense the amount of any premium paid to prepay Indebtedness.

"Interest Incurred” means for any period, the aggregate amount (without duplication and determined in each case in conformity with GAAP) of interest incurred during such period, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued by the Administrative Borrower and its Restricted Subsidiaries during such period, including (a) original issue discount and non-cash interest payments of accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts, and other fees and charges owed with respect to bankers’ acceptances and letter of credit financings and Interest Rate Contracts. For purposes of this definition, (i) interest on any Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Administrative Borrower to be the rate of interest implicit in such obligations in conformity with GAAP, and (ii) interest expense attributable to any Indebtedness represented by the guaranty of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness so guaranteed.

"Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as selected by the Administrative Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or 2.10, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.10, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter as selected by the Administrative Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.10; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Administrative Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000;

(iv) there shall be outstanding at any one time no more than six Interest Periods in the aggregate; and

(v) any Interest Period that would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date and, in the case of Loans subject to Section 2.17, any Interest Period that would end after the applicable Scheduled Maturity Date shall end on the applicable Scheduled Maturity Date.

"Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

"Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by another Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any guaranty obligation incurred by such Person in respect of Indebtedness of any other Person.

"IRS” means the Internal Revenue Service of the United States or any successor thereto.

"Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and "Issuance” shall have a corresponding meaning.

"Issuer” means (a) each Lender or Affiliate of a Lender that is listed on the signature pages hereof as an “Issuer”, (b) each Lender or Affiliate of a Lender that hereafter becomes an Issuer with the approval of the Administrative Agent and the Administrative Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Administrative Borrower to be bound by the terms hereof applicable to Issuers or (c) solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit.

"January 2003 Senior Notes” means the 9% Senior Notes due 2010 issued by the Administrative Borrower pursuant to the Indenture dated as of February 3, 2003 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee.

"Joint Venture” means any Person (other than a Subsidiary) in which the Administrative Borrower or a Restricted Subsidiary holds any Investment (other than an Investment described in clauses (b) or (d) of the definition thereof) provided that such Joint Venture (i) is formed for and is or will be engaged in real estate activities and (ii) shall only involve assets located in the Permitted Markets.

"Land/Lots Under Development” means Entitled Land where physical site improvement has commenced and is continuing, the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the appraised value determined in accordance with the Mortgage Requirements.

"Land/Lots Under Development Advance Rate” means a percentage, expressed as a decimal, mutually agreed upon in writing between the Administrative Borrower and the Requisite Lenders and designated as the Land/Lots Under Development Advance Rate.

"Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

"Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

"Letter of Credit” means any letter of credit issued or deemed issued pursuant to Section 2.4 (including any Existing Letter of Credit).

"Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

"Letter of Credit Request” has the meaning assigned to such term in Section 2.4(c).

"Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

"Lien” means, with respect to any property, asset or right, any mortgage, lien, pledge, assignment, charge, security interest, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in the nature of the foregoing in respect of such property, asset or right, whether or not choate, vested or perfected.

"Linked Deposit Accounts” means the following Deposit Accounts maintained by Wachovia Bank National Association: (a) Account No. 200003341735 in the name of Engle Homes Delaware, Inc.; (b) Account No. 2000012137765 in the name of TOUSA Delaware Inc.; and (c) Account No. 2000029799620 in the name of TOUSA Funding LLC.

"Loan” means any loan made by any Lender pursuant to this Agreement.

"Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes (if any), the Guaranty, each agreement pursuant to which a Lender or an Affiliate of a Lender provides cash management services to a Loan Party, the Collateral Documents, and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

"Loan Party” means each Borrower, each Guarantor and each other Subsidiary of the Administrative Borrower that executes and delivers a Loan Document.

"Management Services Agreement” means the Amended and Restated Management Services Agreement, dated as of June 13, 2003 between the Administrative Borrower and TOSI as amended, amended and restated or otherwise modified from time to time, provided that the terms thereof are no more adverse to the Lenders than the terms as of the Original Effective Date.

"March 2006 Credit Agreement” has the meaning assigned to such term in the preliminary statement hereto.

"Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), performance, properties, prospects or operations of the Administrative Borrower and the other Loan Parties, taken as a whole; provided, however, that in the absence of a Recourse Event, no Material Adverse Change will exist arising solely from the Transeastern Events.  For the purposes of this definition, the term “Recourse Event” means either (i) the written acknowledgment by any Loan Party of obligations under the Transeastern Guaranties in excess of $25,000,000 in the aggregate, (ii) a determination by a court of competent jurisdiction or arbitration panel that the Loan Parties are obligated to make payments under the Transeastern Guaranties in excess of $25,000,000 in the aggregate, or (iii) payment by the Loan Parties of more than $10,000,000 in the aggregate on account of the Transeastern Guaranties.  For the purposes of this definition “Transeastern Guaranties” means any guarantee or indemnity given by a Loan Party in connection with any credit agreement entered into by EH/Transeastern, LLC. For the avoidance of doubt, guarantees of the obligations under (1) the Senior Mezzanine Credit Agreement dated as of August 1, 2005 by and among TE/TOUSA Mezzanine, LLC, as borrower, Deutsche Bank Trust Company Americas and the other institutions party thereto as lenders, and Deutsche Bank Trust Company Americas, as administrative agent and (2) the Junior Mezzanine Credit Agreement dated as of August 1, 2005 by and among TE/TOUSA Mezzanine Two, LLC, as borrower, Deutsche Bank Trust Company Americas and the other institutions party thereto as lenders, and Deutsche Bank Trust Company Americas, as administrative agent, shall constitute Transeastern Guaranties.

"Material Adverse Effect” means a material adverse effect on any of (a) the business, condition (financial or otherwise), performance, properties, prospects or operations of the Administrative Borrower and the other Loan Parties, taken as a whole, or (b) the ability of the Administrative Borrower and the other Loan Parties, taken as a whole, to pay the Obligations or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder; provided, however, that in the absence of a Recourse Event (as defined in the definition of Material Adverse Change), no Material Adverse Effect will exist arising solely from the Transeastern Events.

"Maximum Credit” means, at any time, the lesser of (a) the Revolving Credit Commitments in effect at such time and (b) the Borrowing Base.

"Model Homes” means all Units which are used as models, sales offices, or design centers to market a particular real estate development project and the contents therein.

"Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

"Mortgage” means a mortgage, deed of trust, trust deed or similar instrument in form and substance reasonably satisfactory to the Administrative Agent creating a Lien on any Completed Unsold Home, Unsold Home Under Construction, Sold Home, Finished Lots, Land/Lots Under Development or Unimproved Land in a principal amount of at least the then aggregate Revolving Credit Commitments.

"Mortgage Requirements” has the meaning assigned to such term in Section 6.15(d).

"Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Administrative Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

"Non-Consenting Lender” has the meaning assigned to such term in Section 10.1(c).

"Non-Funding Lender” has the meaning assigned to such term in Section 2.2(d).

"Non-U.S. Lender” means each Lender or Administrative Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.

"Notice of Borrowing” has the meaning assigned to such term in Section 2.2(a).

"Notice of Conversion or Continuation” has the meaning assigned to such term in Section 2.10(a).

"Obligations” means, without duplication, the Loans, the Letter of Credit Obligations and all other amounts owing by the Borrowers to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, arising under this Agreement, any other Loan Document, whether direct or indirect, including all letter of credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrowers under this Agreement or any other Loan Document.

"One Year Projections” means those Consolidated financial projections dated January 20, 2006 covering each fiscal quarter ending in 2006.

"Original Effective Date” means March 9, 2006.

"PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

"Performance Letters of Credit” means any letter of credit issued (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; or (b) in lieu of other contract performance, including, without limitation, bid and performance bonds.

"Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

"Permitted Acquisition” means the acquisition by the Administrative Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets or Stock of any Person or of any operating division thereof (the “Target”), or the merger of the Target with or into the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower (with the Administrative Borrower, in the case of a merger with the Administrative Borrower, being the surviving corporation) (each an “Acquisition”); provided that such Acquisition shall only involve assets located in the Permitted Markets and only for use in the lines of business of the Administrative Borrower or its Restricted Subsidiaries existing on the Original Effective Date.

"Permitted Holders” means TOSA or any Person of which TOSA “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively, at least a majority of the total voting power of the Voting Stock of such Person.

"Permitted Markets” means housing markets located in the continental United States of America.

"Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous Refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, and (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced.

"Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, Joint Venture or other entity, or a Governmental Authority.

"Platform” has the meaning assigned to such term in Section 10.19(b).

"Pledge Agreement” means a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent, executed by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower, as applicable, owning the equity interest in the applicable Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary, pursuant to which shall be pledged to the Administrative Agent all of the Administrative Borrower’s or such Restricted Subsidiary’s (as the case may be) equity ownership interest in such Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary.

"Prior Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 26, 2004 by and among the Administrative Borrower, the Lenders and issuers party thereto, CNAI as administrative agent, which was repaid with the proceeds of the initial borrowing under the Facility.

"Proposed Change” has the meaning assigned to such term in Section 10.1(c).

"Ratable Portion” or “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Lender by (b) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).

"Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by a Borrower (the “Land”), together with the right, title and interest of such Borrower in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land necessary for the residential development of such Land, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

"Register” has the meaning assigned to such term in Section 10.2(c).

"Reimbursement Date” has the meaning assigned to such term in Section 2.4(g).

"Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under Letters of Credit.

"Rejecting Lenders” has the meaning assigned to such term in Section 2.17(b).

"Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

"Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pursuant to Environmental Laws pre-remedial studies and investigations and post-remedial monitoring and care.

"Replacement Lenders” has the meaning assigned to such term in Section 2.17(b).

"Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including, without limitation, any Environmental Law).

"Requisite Lenders” means, collectively, Lenders having a majority of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, a majority of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

"Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, vice president of finance or controller of such Person.

"Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of the Administrative Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Administrative Borrower now or hereafter outstanding; and (c) any payment of principal of, or premium on, the Subordinated Notes prior to the stated maturity thereof.

"Restricted Subsidiary” means each Subsidiary of the Administrative Borrower, other than (i) those that have been properly designated pursuant to Section 6.14 as an Unrestricted Subsidiary and (ii) those Subsidiaries engaged in the business of originating residential home loans, title insurance and reinsurance.

"Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance or Assumption Agreement executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement.

"Revolving Credit Note” means a promissory note of the Borrowers payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Revolving Loans owing to such Lender.

"Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time plus (b) the Letter of Credit Obligations outstanding at such time plus (c) the principal amount of the Swing Loans outstanding at such time.

"Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Section 8.2.

"Revolving Loan” has the meaning assigned to such term in Section 2.1.

"S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

"Scheduled Termination Date” means, as to each Lender, the fourth anniversary of the Original Effective Date subject to the provisions for the extension of the Scheduled Termination Date, as to such Lender, set forth in Section 2.17.

"SEC” means the Securities and Exchange Commission.

"Secured Parties” means the Administrative Agent, the Lenders and the Issuers.

"Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

"Security Agreement” means the Security Agreement dated as of October 23, 2006 between the Administrative Borrower and certain of its Subsidiaries, as grantors, and the Administrative Agent, as secured party, as amended by Amendment No. 1 to Security Agreement, dated as of the date hereof.

"Selling Lender” has the meaning assigned to such term in Section 10.7(a).

"Senior Leverage Ratio” means for each four quarter fiscal period ending on the last day of each fiscal quarter, the ratio of (a) Senior Unsecured Indebtedness plus the outstanding Revolving Loans and Swing Loans, and the stated amount of any undrawn Letters of Credit issued, under the Loan Documents, in each case, on the last day of such fiscal quarter to (b) EBITDA for such period.

"Senior Notes” means (i) the 9% Senior Notes due 2010 issued by the Administrative Borrower pursuant to the Indenture dated as of February 3, 2003 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee and the Indenture dated as of June 25, 2002, between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee and (ii) the 8 1/4% Senior Notes due 2011 issued by the Administrative Borrower pursuant to the Indenture dated as of April 12, 2006 between the Administrative Borrower and Wells Fargo Bank, N.A., as trustee.

"Senior Unsecured Indebtedness” means at any time, the Indebtedness of the Administrative Borrower and its Subsidiaries comprised of (a) the outstanding principal amount of the Senior Notes and the January 2003 Senior Notes outstanding at such time and (b) the outstanding principal amount of all other unsecured Indebtedness which is pari passu to the Senior Notes other than trade payables that are not more than 90 days past the original invoice date thereof.

"Sold Homes” means all Units (including Model Homes) on which a building permit has been issued and construction has begun or has been completed, and for which a written Contract for Sale is in effect and has not been cancelled, the value of which is determined in conformity with GAAP.

"Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

"Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

"Subordinated Indebtedness” means any Indebtedness of the Administrative Borrower and its Restricted Subsidiaries that is subordinated to the Obligations on terms and conditions not materially less favorable than the terms and conditions of the Subordinated Notes.

"Subordinated Notes” means, collectively, the 10 3/8% Senior Subordinated Notes due 2012 and the 7 1/2% Senior Subordinated Notes due 2011 issued by the Administrative Borrower pursuant to the Indenture dated as of June 25, 2002, between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank National Association), as trustee and the Indenture dated as of March 10, 2004 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee; or any Permitted Refinancing Indebtedness thereof.

"Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of over 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.

"Subsidiary Borrower” and “Subsidiary Borrowers” have the meanings assigned to such terms in the preamble hereto.

"Swing Loan” has the meaning assigned to such term in Section 2.3(a).

"Swing Loan Borrowing” means a borrowing consisting of a Swing Loan.

"Swing Loan Lender” means CNAI or any other Lender that becomes the Administrative Agent or that agrees with the approval of the Administrative Agent and the Administrative Borrower to act as the Swing Loan Lender hereunder.

"Swing Loan Request” has the meaning assigned to such term in Section 2.3(b).

"Tangible Net Worth” means, with respect to the Administrative Borrower and its Restricted Subsidiaries, the net worth of the Administrative Borrower and its Restricted Subsidiaries, determined in conformity with GAAP, less all intangible assets of the Administrative Borrower and its Restricted Subsidiaries but excluding any non-cash gain or loss resulting from any mark-to-market adjustments made directly to the net worth of the Administrative Borrower and its Restricted Subsidiaries on a Consolidated basis as a result of fluctuations in the value of financial instruments owned by the Administrative Borrower and its Restricted Subsidiaries as required under SFAS 133.

"Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file Consolidated, combined or unitary tax returns.

"Tax Allocation Agreement” means the Tax Allocation Agreement dated as of March 15, 2000 between Technical Olympic, Inc. and the Administrative Borrower, as amended, amended and restated or otherwise modified from time to time, provided that the terms thereof (other than any statutory change in tax rates) are no more adverse to the Lenders than the terms as of the Original Effective Date.

"Tax Return” has the meaning assigned to such term in Section 4.7(a).

"Taxes” has the meaning assigned to such term in Section 2.15(a).

"Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

"TOSA” means Technical Olympic SA, a Greek publicly traded company.

"TOSI” means Technical Olympic Services, Inc., a Delaware corporation.

"Total Assets” of any Person means, at any date, (a) the total assets of such Person and its Restricted Subsidiaries at such date determined on a Consolidated basis in conformity with GAAP minus (b) any Securities issued by such Person held as treasury securities.

"Total Revolving Credit Commitment” means, as of any date, the sum of all Revolving Credit Commitments for all Lenders then in effect, which sum shall not exceed $800,000,000 unless the Total Revolving Credit Commitment is increased pursuant to Section 2.18.

"Transeastern Events” means the matters disclosed by the Administrative Borrower in its reports on Form 8-K filed with the SEC on September 27, 2006 and October 2, 2006 relating to EH/Transeastern, LLC, and for the avoidance of doubt, including disclosures arising from such matters contained in the Administrative Borrower’s report on Form 8-K filed with the SEC on January 24, 2007 and on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.

"UCC” means the Uniform Commercial Code then in effect for the State of New York, or such other jurisdiction as the context may require.

"Unaffiliated” means, with respect to a Joint Venture or an Unrestricted Subsidiary, as the case may be, an entity for which all of the ownership or equity interests that are not owned by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower are owned by persons who are not Permitted Holders or Affiliates of Permitted Holders.

"Unimproved Land” means all Entitled Land on which no construction of on-site infrastructure improvements has begun, the value of which is determined in conformity with GAAP.

"Unimproved Land Advance Rate” means a percentage, expressed as a decimal, mutually agreed upon in writing between the Administrative Borrower and the Requisite Lenders and designated as the Unimproved Land Advance Rate.

"Unit” means a single or multi family residential unit, including a condominium and townhouse unit.

"Units Closed” means a Unit for which the purchase price therefor has been paid and the title therefor has been delivered to a purchaser in accordance with a Contract for Sale for such Unit.

"Unrestricted Cash” means all cash and Cash Equivalents of the Administrative Borrower and its Restricted Subsidiaries that is not subject to a Lien or other restriction (including, without limitation, any escrow in connection with Contracts for Sale) other than Liens in favor of the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee.

"Unrestricted Subsidiary” means any Subsidiary of the Administrative Borrower designated as an “Unrestricted Subsidiary” in accordance with Section 6.14 and which is not a Restricted Subsidiary.

"Unsold Homes Under Construction” means all Units for which building permits have been issued and construction has commenced, but not completed, and for which there is no written binding contract of sale with an unrelated third party purchaser the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the appraised value determined in accordance with the Mortgage Requirements.

"Unsold Land” means Unimproved Land, Land/Lot Under Development and Finished Lots, excluding such Finished Lots subject to a Contract for Sale.

"Unsold Units” means Unsold Homes Under Construction and Completed Unsold Homes.

"Unused Commitment” means, as of any date, the amount by which (a) the Total Revolving Credit Commitments on such date exceed (b) the Revolving Credit Outstandings as of such date.

"Unused Commitment Percentage” means, as of any date, the Unused Commitment divided by the total Revolving Credit Commitment.

"USA Patriot Act” has the meaning assigned to such term in Section 4.19.

"U.S. Bank Accounts” means the following custodial accounts maintained by U.S. Bank : (a) Account No. 6728003659 in the name of Engle Homes Delaware, Inc.; (b) Account No. 6728020649 in the name of TOUSA Delaware Inc.; and (c) Account No. 6728020426 in the name of TOUSA Funding LLC.

"Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

"Wholly-Owned Subsidiary” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares as may be required by law) is owned by such Person either directly or indirectly through one or more Wholly-Owned Subsidiaries of Such Person.

"Withdrawal Liability” means, with respect to the Administrative Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2 Computation of Time Periods.

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words "to” and “until” each mean “to but excluding” and the word "through” means “to and including.”

Section 1.3 Accounting Terms and Principles.

Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

Section 1.4 Certain Terms.

(a) The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, references in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

(c) Each agreement defined in this Article I or otherwise referred to herein or in any other Loan Document shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented, modified or replaced.

(d) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuer” and “Administrative Agent” include their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 9.6, references to CNAI in Section 9.3 and to Citibank in the definitions of Base Rate, Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(h) Unless otherwise defined herein or in any other Loan Document, terms used in this Agreement that are defined in the UCC shall have the meanings given to such terms in the UCC.

ARTICLE II

THE FACILITY

Section 2.1 The Revolving Credit Commitments.

On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a “Revolving Loan”) in Dollars to the Borrowers from time to time on any Business Day during the period from and including the Effective Date until the Revolving Credit Termination Date in an aggregate amount not to exceed at any time outstanding for all such loans by such Lender such Lender’s Revolving Credit Commitment, which Revolving Credit Commitments are set forth in Schedule I hereto; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Available Credit. Within the limits of each Lender’s Revolving Credit Commitment, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

Section 2.2 Borrowing Procedures.

(a) Each Borrowing shall be made on written notice (or verbal notice followed by written notice within six hours of such verbal notice) given by the Administrative Borrower on behalf of the Borrowers to the Administrative Agent not later than 1:00 p.m. (New York City time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each written notice shall be in substantially the form of Exhibit D (a “Notice of Borrowing”) specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans, and (E) the Available Credit (after giving effect to the proposed Borrowing). The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.13, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a), if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Administrative Agent may, in its sole discretion, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing of Eurodollar Rate Loans shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and each Borrowing of Base Rate Loans shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining Available Credit, if less.

(b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.13(a). Each Lender shall, before 11:00 a.m. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 10.8, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.1 and Section 3.2, the Administrative Agent will make such funds available to the Borrowers.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender (on the one hand) and the Borrowers (on the other hand) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowings and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowings for purposes of this Agreement. If the Borrowers shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrowers.

(d) The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans.

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may in its sole discretion make loans (each a “Swing Loan”) otherwise available to the Borrowers under the Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate amount at any time outstanding (together with the aggregate principal amount of any other loans made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) at any time not to exceed the lesser of $20,000,000 and the Swing Loan Lender’s Ratable Portion of the Available Credit at such time; provided, however, that the Swing Loan Lender shall not make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit. The Swing Loan Lender shall be entitled to rely on the most recent Borrowing Base Certificate delivered to the Administrative Agent. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days of its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this Section 2.3(a) amounts of Swing Loans repaid may be reborrowed under this Section 2.3(a).

(b) In order to request a Swing Loan, the Administrative Borrower shall telecopy to the Administrative Agent a duly completed request setting forth the date, the requested amount and date of the Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 12:00 p.m. (New York City time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Administrative Agent which will make such amounts available to the Borrowers on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from any Lender or the Administrative Agent (if a Person other than the Swing Loan Lender) that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied or waived. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 hereof have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which may be by telecopy) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time during the continuance of an Event of Default that each Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in subsection (e) below, such Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive) provided that the Swing Loan Lender has not received the notice referred to in the penultimate sentence of clause (b) above prior to any such Swing Loan (and the condition referred to in such notice has not been waived in accordance with this Agreement), each Lender shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Lender’s receipt of such written demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such demand. Upon such payment by a Lender, such Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrowers. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrowers shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under Section 8.1(f), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g) From and after the date on which any Lender is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit.

(a) Each Existing Letter of Credit is deemed to be a letter of credit issued hereunder for all purposes of this Agreement and the other Loan Documents. On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of the Administrative Borrower from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Original Effective Date or result in any unreimbursed loss, cost or expense (for which such Issuer is not otherwise compensated) that was not applicable, in effect or known to such Issuer as of the Original Effective Date and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received written notice from the Administrative Agent, any Lender or the Administrative Borrower, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 and Section 2.4 is not then satisfied;

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the Letter of Credit Obligations at such time exceed 50% of the aggregate Revolving Credit Commitments;

(v) any fees due in connection with a requested Issuance have not been paid;

(vi) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer; or

(vii) such Letter of Credit does not provide that any beneficiary under such Letter of Credit is prohibited from waiving any rights of subrogation against the Administrative Borrower or any Subsidiary of the Administrative Borrower for whose benefit such Letter of Credit was issued.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit, (i) be more than one year after the date of Issuance thereof, or (ii) except as provided below, be less than thirty days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof, prior to the Scheduled Termination Date, for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clause (ii) above).

(c) In connection with the Issuance of each Letter of Credit, the Administrative Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in such written or electronic form as is acceptable to the Issuer, of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, which stated amount shall not be less than $10,000, the date of Issuance of such requested Letter of Credit (which day shall be a Business Day), the date on which such Letter of Credit is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Letter of Credit is to be Issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Administrative Borrower and, if applicable, one of its Subsidiaries (including any other Borrower) in accordance with such Issuer’s usual and customary business practices. If the Person for whose benefit the requested Letter of Credit is to be issued is not a Borrower, the Administrative Borrower shall cause such Person to be a co-applicant with the Administrative Borrower with respect to such Letter of Credit. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender or the Administrative Agent that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the Issuance of any Letter of Credit.

(e) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be by telecopier) of the Issuance of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it, the payment (or the failure to pay when due) by the Borrowers of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender copies of such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Administrative Borrower, a schedule in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by the Administrative Borrower or the Administrative Agent relating thereto.

(f) Immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(g) The Borrowers agree to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit Issued for its account no later than the date that is the next succeeding Business Day after the Administrative Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that any Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (g) on or before 11:00 a.m. (New York City time) on the next Business Day following the Administrative Borrower’s receipt of the aforesaid notice, then (i) the relevant Issuer shall notify the Administrative Agent of such failure to repay, (ii) such Reimbursement Obligation shall be payable on demand with interest thereon computed from the date on which such Reimbursement Obligation arose to the date of repayment in full at the rate of interest applicable to past due Revolving Loans bearing interest at a rate based on the Base Rate during such period, (iii) the Borrowers shall be deemed to have elected (if a formal notice of Borrowing has not been received by the Administrative Agent in respect of such Reimbursement Obligation) to have the Reimbursement Obligation satisfied by the Borrowing of a Base Rate Loan in an amount equal to such Reimbursement Obligation and (iv) each Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(f) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive) provided that such Issuer has not received the notice referred to in the penultimate sentence of clause (d) above (and the condition referred to in such notice has not been waived in accordance with this Agreement), pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such Reimbursement Obligations and be deemed to have made a Revolving Loan to the Borrowers in the principal amount of such payment. Prior to the funding of such Revolving Loan, if the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York City time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Whenever any Issuer receives from the Borrowers a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (g), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(h) The Borrowers’ obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (g) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Facility. The failure of any Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.

(j) From time to time, the Administrative Borrower may by notice to the Administrative Agent designate an additional Lender (in addition to CNAI) that agrees (in its sole discretion) to act in such capacity is reasonably satisfactory to the Administrative Agent as an Issuer. Each such additional Issuer shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuer hereunder for all purposes.

Section 2.5 Reduction and Termination of the Revolving Credit Commitments.

The Administrative Borrower may, upon same Business Day’s notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders; provided, however, that (x) each partial reduction shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) no such termination or reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Revolving Loans made on the effective date thereof, the aggregate Revolving Credit Outstandings would exceed the Total Revolving Credit Commitment.

Section 2.6 Repayment of Loans.

The Borrowers promise to repay the entire unpaid principal amount of the Revolving Loans, the Swing Loans and any Reimbursement Obligations (unless required to be paid sooner hereunder), and cash collateralize all outstanding Letters of Credit in accordance with Section 8.3, on the Revolving Credit Termination Date.

Section 2.7 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest, fees, expenses or other amounts due under the Loan Documents and each Lender’s Ratable Portion thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrowers hereunder, the Borrowers will promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Lender evidencing any Revolving Loans of such Lender, substantially in the form of Exhibit C.

Section 2.8 Prepayments.

(a) The Borrowers may, upon at least three Business Days’ prior notice by the Administrative Borrower to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans in whole or in part; provided, however, that (i) if any prepayment of any Eurodollar Rate Loan is made by the Borrowers other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amounts owing pursuant to Section 2.13(e), (ii) each partial prepayment of Eurodollar Loans shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remaining balance of the Loans, if less) and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remaining balance of the Loans, if less) and (iii) the Borrowers may prepay the outstanding principal amount of any Swing Loan in whole or in part, with no minimum partial prepayment requirement. Upon the giving of such notice of prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b) The Borrowers shall prepay Loans, or cash collateralize outstanding Letters of Credit in accordance with Section 8.3, to the extent as a result of Section 2.17 or any Scheduled Termination Date, and after giving effect thereto, the aggregate Revolving Credit Outstandings would exceed the then Lenders’ total Revolving Credit Commitment, and otherwise shall have no right to prepay the principal amount of any Loan other than as provided in this Section 2.8.

Section 2.9 Interest.

(a) Rate of Interest.

All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.9(c), as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time, plus (B) the Applicable Margin; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period, plus (B) the Applicable Margin in effect from time to time during such Interest Period.

(b) Interest Payments.

(i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan; (ii) interest accrued on Swing Loans shall be payable in arrears on the last day of each calendar quarter; (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan; and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest.

Notwithstanding the rates of interest specified in Section 2.9(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Obligations from time to time.

Section 2.10 Conversion/Continuation Option.

(a) The Administrative Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans, and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with its Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period, and (C) in the case of a conversion, the date of conversion.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, would violate or otherwise not be permitted under any of the provisions of Section 2.13. If, within the time period required under the terms of this Section 2.10, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Administrative Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.11 Fees.

(a) Applicable Unused Commitment Fee.

The Borrowers agree to pay to each Lender a commitment fee on the daily average amount of the Unused Commitments from the Original Effective Date until the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (i) on the last day of each calendar quarter, commencing on the first such day following the Original Effective Date and (ii) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees.

The Borrowers agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.10% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; and

(ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Letters of Credit of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand.

(c) Additional Fees.

The Borrowers agree to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in any separate fee letter entered into between or among such parties.

Section 2.12 Payments and Computations.

(a) The Borrowers shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York City time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 10.8 in immediately available funds without deduction, set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) and (f) of this Section 2.12, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.13(c), Section 2.13(e), Section 2.14 or Section 2.15 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 1:00 p.m. (New York City time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days, as the case may be, and all computations of all other interest and all fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then to repay such Loans outstanding as Eurodollar Rate Loans with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d) Unless the Administrative Agent shall have received notice from the Administrative Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e) Subject to the provisions of Section 2.12(f) (and except as otherwise provided in Section 2.8), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of and interest on any portion of the Loans that the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable, and third, as the Administrative Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto, and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(f) During the continuance of an Event of Default, the Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and agrees that, notwithstanding the provisions of clause (e) above, the Administrative Agent may, and shall upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 8.2, apply all payments (subject in any event to the restrictions set forth in Section 8.3 in respect of the application of amounts funded to a cash collateral account in respect of outstanding Letter of Credit Obligations) in respect of any Obligations and all funds on deposit in any cash collateral account in the following order (after first paying all expenses incurred by the Administrative Agent in the performance of its duties and in the enforcement of the rights of the Lenders and the Issuers under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel) and other professional fees, court costs and other amounts in respect of expense reimbursement and indemnities then due the Administrative Agent in connection therewith):

(i) first, to pay interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

(ii) second, to pay interest on and then principal of any Swing Loan;

(iii) third, to pay Obligations in respect of any other expense reimbursements or indemnities then due the Administrative Agent;

(iv) fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(v) fifth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers;

(vi) sixth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(vii) seventh, to pay or prepay principal payments on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.3, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts; and

(viii) eighth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first through eighth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses first through eighth of this clause (f) may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by any Borrower or any other Person. The order of priority set forth in clauses first through fifth of this clause (f) may be changed only with the prior written consent of the Administrative Agent in addition to all Lenders.

(g) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrowers hereby authorize the Swing Loan Lender to make Swing Loans pursuant to Section 2.3(a), and the Lenders to make Revolving Loans pursuant to Section 2.2(a), from time to time in the Swing Loan Lender’s, or such Lender’s discretion, that are in the amounts of any and all principal payable with respect to the Swing Loans and interest, fees, expenses and other sums payable in respect of the Revolving Loans, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrowers agree that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by them (irrespective of the satisfaction of the conditions in Section 3.2, which conditions the Lenders irrevocably waive) and direct that all proceeds thereof shall be used to pay such amounts.

Section 2.13 Special Provisions Governing Eurodollar Rate Loans.

(a) Determination of Interest Rate.

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrowers.

(b) Interest Rate Unascertainable, Inadequate or Unfair.

In the event that: (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Administrative Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Administrative Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs.

If at any time any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrowers shall from time to time, upon demand by such Lender delivered to the Administrative Borrower (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Administrative Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality.

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the Original Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Administrative Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Administrative Borrower shall immediately convert each such Loan into a Base Rate Loan. If at any time after a Lender gives notice under this Section 2.13(d) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Administrative Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Administrative Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs.

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.9, the Borrowers shall compensate each Lender, upon demand made to the Administrative Borrower, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Administrative Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.10, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including as a result of any conversion into a Base Rate Loan on a date which is not the last day of the applicable Interest Period), (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.13(d), or (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Administrative Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.14 Capital Adequacy.

If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the Original Effective Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender made to the Administrative Borrower (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Administrative Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.15 Taxes.

(a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Original Effective Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Original Effective Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection (but not any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15 such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes”).

(c) Except for amounts due as a result of a breach of a Lender’s obligations under Section 2.15(f), the Borrowers will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15 paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor to the Administrative Borrower.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Administrative Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.8, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15 shall survive the payment in full of the Obligations.

(f) On or prior to the Effective Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Administrative Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Administrative Borrower with two completed originals of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form); (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form; or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Administrative Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.16 Substitution of Lenders.

In the event that (a) (i) any Lender makes a claim under Section 2.13(c) or Section 2.14, or (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Administrative Borrower pursuant to Section 2.13(d), or (iii) the Borrowers are required to make any payment pursuant to Section 2.15 that is attributable to any Lender, or (iv) any Lender is a Non-Funding Lender, or (v) any Lender is a Rejecting Lender pursuant to Section 2.17, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Administrative Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv)) by the Administrative Borrower to the Administrative Agent and the Affected Lender that the Administrative Borrower intends to make such substitution, which substitute financial institution must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Administrative Agent; provided, however, that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Administrative Borrower within 30 days of each other then the Administrative Borrower may substitute all, but not (except to the extent the Administrative Borrower has already substituted one of such Affected Lenders before the Administrative Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.16, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase at par, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (which, in any event shall be conditioned upon the payment in full by the Borrowers to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated, provided that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

Section 2.17 Facility Extension.

(a) Extension Requests. The Administrative Borrower may request a one-year extension of the Scheduled Termination Date by submitting a request for an extension to the Administrative Agent no more than 120 days nor less than 90 days prior to the Scheduled Termination Date then in effect. At the time of or prior to the delivery of such request, the Administrative Borrower shall propose to the Administrative Agent the amount of the fees that the Borrowers agree to pay with respect to such one-year extension if approved by Lenders (such request for an extension, together with the fee proposal, being herein referred to as the “Extension Request”). Promptly upon (but not later than five (5) Business Days after) receipt of the Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request (the “Consenting Lenders”) shall deliver its written approval no later than sixty (60) days after the date of the Extension Request. If the approval of all Lenders is received by the Administrative Agent within sixty (60) days after the date of the Extension Request (or as otherwise provided in Section 2.17(b)), the Administrative Agent shall promptly so notify the Administrative Borrower and each Consenting Lender, and the Scheduled Termination Date shall be extended by one (1) year, and in such event the Administrative Borrower may thereafter request further extension(s) of the then scheduled Scheduled Termination Date in accordance with this Section 2.17. If any Lender does not deliver to the Administrative Agent such Lender’s written approval to any Extension Request within sixty (60) days after the date of such Extension Request, the Scheduled Termination Date shall not be extended, except as otherwise provided in Section 2.17(b) or 2.17(c).

(b) Full Assignment. If the aggregate Revolving Credit Commitments of all Consenting Lenders are equal to or greater than 75% of the Total Revolving Credit Commitment in effect immediately prior to the Extension Request, then the Administrative Borrower may arrange for all rights and obligations of each Lender under this Agreement and under the other Loan Documents (including, without limitation, their Revolving Credit Commitment and all Loans owing to them) who has not given its written approval within sixty (60) days after the date of such Extension Request (the “Rejecting Lenders”) to be assigned, within ninety (90) days following such Extension Request, in accordance with Section 2.16 or 10.2, as applicable, to one or more Consenting Lenders or new replacement Lenders who shall have approved in writing such Extension Request at the time of such assignment (such Consenting Lenders together with any new replacement Lenders, the "Replacement Lenders”), and upon the assignment in full of the aggregate Revolving Credit Commitments, outstanding Loans and all Reimbursement Obligations of Rejecting Lenders to Replacement Lenders, the Administrative Agent shall promptly so notify the Administrative Borrower and each Consenting and Replacement Lender, and the Scheduled Termination Date shall be extended by one (1) year, and in such event the Administrative Borrower may thereafter request further extension(s) as provided in Section 2.17(a).

(c) Partial Assignment. If on the date that is ninety (90) days after the date of such Extension Request, less than all of the rights and obligations of the Rejecting Lenders under this Agreement and under the other Loan Documents (including, without limitation, their Revolving Credit Commitment and all Loans owing to them) have been assigned to Replacement Lenders in accordance with Section 2.17(b), the Administrative Agent shall promptly notify the Administrative Borrower, each Consenting Lender, each Replacement Lender and each Rejecting Lender, and the Scheduled Termination Date shall be extended by one (1) year solely in respect of the aggregate Revolving Credit Commitments of the Consenting Lenders and the Replacement Lenders and (A) the aggregate Revolving Credit Commitment shall be automatically reduced, effective as of the Scheduled Termination Date immediately prior to such extension (the “Previous Scheduled Termination Date”) to an amount equal to the Revolving Credit Commitments of the Consenting Lenders and the Replacement Lenders; (B) all rights and obligations of such Rejecting Lenders under this Agreement and under the other Loan Documents (including, without limitation, their Revolving Credit Commitment and all Loans owing to them) shall be terminated, effective as of the previous Scheduled Termination Date (or such earlier date as the Administrative Borrower and the Administrative Agent may designate, in which case the reduction of the aggregate Revolving Credit Commitment provided for in clause (A) above shall occur on such earlier date); and (C) the Borrowers shall pay to Administrative Agent on the date of such termination, solely for the account of such Rejecting Lender, all amounts due and owing such Rejecting Lender hereunder or under any other Loan Document, including without limitation the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender with respect to the terminated Revolving Credit Commitment, together with accrued interest thereon through the date of such termination, all amounts payable under Section 2.13 and 2.14 with respect to such Rejecting Lender and all fees payable to such Rejecting Lender hereunder with respect to the terminated Revolving Credit Commitment (and payment of such amount may not be waived except with the consent of each Rejecting Lender, as more specifically provided in Section 10.1(a)(ii)); and upon such Rejecting Lender’s termination, such Rejecting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 2.15 and Sections 10.3 and 10.4, as well as to any fees accrued hereunder and not yet paid, and shall continue to be obligated under Section 9.5 with respect to obligations and liabilities accruing prior to such termination of such Rejecting Lender’s Revolving Credit Commitment.

(d) Approval of Extension. Within ten (10) days after the Administrative Agent’s notice to the Administrative Borrower that all (or some, as applicable) of Lenders have approved an Extension Request (whether pursuant to Section 2.17(a), (b) or (c)), the Borrowers shall pay to the Administrative Agent for the account of each Consenting Lender and/or Replacement Lender, as applicable, an extension fee in the amount provided in the Extension Request.

(e) No Default. Notwithstanding anything to the contrary contained herein, no extension of the Scheduled Termination Date may be effected under this Section 2.17 if (x) a Default or Event of Default shall be in existence on the effective date of such extension or would occur after giving effect thereto or (y) any representation or warranty made or deemed made by any Borrower in any Loan Document or any Guarantor in the Guaranty is not or would not be true or correct in any material respect on the effective date of such increase (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date).

Section 2.18 Facility Increase.

The Administrative Borrower may request, in writing, an increase in the aggregate Revolving Credit Commitments by up to the sum of (x) $150,000,000 and (y) the aggregate amount of the Revolving Credit Commitments of the Rejecting Lenders that have been terminated on their Scheduled Termination Date (the “Facility Increase”); provided, however, that such increase will only become effective if (i) the Administrative Borrower shall have given the Administrative Agent at least 10 Business Days’ notice of its intention to effect a Facility Increase and the desired amount of such Facility Increase, (ii) at the time of and after giving effect to such increase, the Administrative Borrower is in pro forma compliance with the financial covenants set forth in Article V hereof, (iii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iv) the conditions precedent to a Borrowing set forth in Section 3.2 are satisfied as of such date. The Administrative Borrower shall have the right to offer such increase to (x) the existing Lenders, and each existing Lender will have the right, but not the obligation, to commit to all or a portion of the proposed increase or (y) other Eligible Assignees acceptable to the Administrative Agent and each Issuer in its respective sole and absolute discretion; provided, however, that the minimum Revolving Credit Commitment of each such new Eligible Assignee accepting a Revolving Credit Commitment as part of such Facility Increase equals or exceeds $5,000,000, and such Lender or Eligible Assignee executes an Assumption Agreement pursuant to which such Lender agrees to commit to all or a portion of such Facility Increase and, in the case of an Eligible Assignee, to be bound by the terms of this Agreement as a Lender. On the effective date provided for in the Assumption Agreement providing for a Facility Increase (each a “Facility Increase Effective Date”), the Revolving Credit Commitments will be increased by the amount committed to by each Lender or Eligible Assignee on the Facility Increase Effective Date. In the event there are Lenders and Eligible Assignees that have committed to a Facility Increase in excess of the maximum amount requested (or permitted), then the Administrative Agent shall have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, on whatever basis the Administrative Agent determines is appropriate in consultation with the Administrative Borrower.

Section 2.19 Certain Accounts.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, no Loan Party shall be required to cause any U.S. Bank Account to be subject to a Deposit Account Control Agreement (and the Lenders hereby waive the requirement set forth in the first amendment to the March 2006 Credit Agreement, dated as of October 23, 2006, to cause each U.S. Bank Account to be subject to a Deposit Account Control Agreement by November 22, 2006) so long as (i) such U.S. Bank Account is and continues to be a custodial account and does not constitute a Deposit Account or Securities Account and (ii) the custodian of such U.S. Bank Account remains under written instruction by an authorized officer of the customer of such U.S. Bank Account to automatically transfer any cash that is deposited in such U.S. Bank Account to a Linked Deposit Account (or such other Deposit Account as to which the Administrative Agent shall have entered into an agreement which provides the Administrative Agent with “control” (as such term is defined under the UCC) with respect to such Deposit Account).

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to the Effectiveness of this Agreement.

This Agreement shall be effective on the date (the “Effective Date”) on which all of the following conditions precedent have been first satisfied (unless waived by the Requisite Lenders or unless the time for satisfaction thereof has been extended by the Administrative Agent):

(a) Certain Documents.

The Administrative Agent shall have received on the Effective Date each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and (except for any Revolving Credit Notes) in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrowers and the Requisite Lenders, and, for the account of each such Requisite Lenders requesting the same, a Revolving Credit Note or Revolving Credit Notes of the Borrowers conforming to the requirements set forth herein;

(ii) an amendment to the Security Agreement duly executed and delivered by the parties thereto, pursuant to which, among other things, the Obligations of the Subsidiary Borrowers shall become secured obligations thereunder;

(iii) a favorable opinion of Greenberg Traurig, LLP, counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent;

(iv) a good standing certificate of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization or formation of such Loan Party;

(v) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) that the certificate of incorporation (or equivalent Constituent Document) and by-laws (or equivalent Constituent Document) of such Loan Party as in effect and delivered to the Administrative Agent on October 23, 2006 (in connection with the first amendment to the March 2006 Credit Agreement) have not been amended and remain in full force and effect and (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(vi) a certificate of a Responsible Officer to the effect that (A) there is no Default or Event of Default which has occurred and is continuing under this Agreement and (B) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct on and as of such earlier date; and

(vii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b)	Fee and Expenses Paid.

There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Effective Date (including all such fees described in any fee letter referred to in Section 2.11(c) and all reasonable fees and expenses of counsel for which invoices in reasonable detail have been presented), and all expenses due and payable on or before the Effective Date.

(c)	Consents, Etc.

Each Borrower shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Borrower lawfully to execute, deliver and perform, in all material respects, their respective obligations hereunder, and under the other Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit.

The obligation of each Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)	Request for Borrowing or Issuance of Letter of Credit.

With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loan, a duly executed Swing Loan Request) and with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)	Representations and Warranties; No Defaults.

The following statements shall be true on and as of the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Original Effective Date and shall be true and correct in all material respects on and as of any such date after the Original Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct on and as of such earlier date; and

(ii) no Default or Event of Default has occurred and is continuing.

(c)	Additional Matters.

The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Each submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrowers of the proceeds of each Loan requested therein, and each submission by the Administrative Borrower to an Issuer of a Letter of Credit Request and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in Section 3.2(b) on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Determinations of Effective Date Conditions.

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from the Requisite Lenders prior to the initial Borrowing or Issuance hereunder specifying their objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each Borrower represents and warrants to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date, the making of the Loans and the other financial accommodations (including the Issuance of Letters of Credit) on the Effective Date and on and as of each date as required by Section 3.2(b)(i):

Section 4.1 Corporate Existence; Compliance with Law.

Each of the Administrative Borrower and its Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) is duly qualified to do business as a foreign corporation or entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not in the aggregate have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III will have been duly authorized by all necessary corporate or other entity action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to any Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party, or (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party (other than any Lien Securing the Obligations); and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and which have been prior to the Original Effective Date, obtained or made, copies of which have been delivered to the Administrative Agent and each of which is in full force and effect.

(b) This Agreement and the Guaranty have been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party thereto. This Agreement and the Guaranty are, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

Section 4.3 Ownership of Subsidiaries.

Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Effective Date, all Restricted Subsidiaries of the Administrative Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Administrative Borrower. Except as set forth on Schedule 4.3, no Stock of any Restricted Subsidiary of the Administrative Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each Restricted Subsidiary of the Administrative Borrower owned (directly or indirectly) by the Administrative Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and, as of the Effective Date, is owned by the Administrative Borrower or a Restricted Subsidiary of the Administrative Borrower, free and clear of all Liens. Neither the Administrative Borrower nor any such Restricted Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Restricted Subsidiary, other than (i) the Loan Documents and (ii) such customary restrictions related to the interest of the Administrative Borrower and its Restricted Subsidiaries in limited liability companies or partnerships. The Administrative Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 7.2, which Investments are set forth on Schedule 4.3.

Section 4.4 Financial Statements.

(a) The Consolidated balance sheets of the Administrative Borrower and its Subsidiaries as at December 31, 2004 and as at September 30, 2005, and the related Consolidated statements of income, retained earnings and cash flows of the Administrative Borrower and its Subsidiaries for the fiscal year or fiscal quarter, as the case may be, then ended (and the December 31, 2004 financial statements certified by Ernst & Young LLP), copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Administrative Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Administrative Borrower and its Subsidiaries for the period ended on such date, all in conformity with GAAP (subject, in the case of the financial statements as of and for the period ended September 30, 2005, to normal year-end adjustments and to the absence of notes).

(b) Except as set forth on Schedule 4.4, neither the Administrative Borrower nor any of its Restricted Subsidiaries has any material obligation, material contingent liability or material liability for taxes, material long-term leases or unusual forward or long-term material commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The One Year Projections were prepared by the Administrative Borrower in light of the past operations of its business, and reflect projections for the one year period beginning on January 1, 2006 on a quarterly basis. The One Year Projections are based upon estimates and assumptions stated therein, that the Administrative Borrower believes in each case to be reasonable and fair in light of current conditions and current facts known to the Administrative Borrower on the Original Effective Date and, as of the Original Effective Date, reflect the Administrative Borrower’s good faith and reasonable estimates of the future financial performance of the Administrative Borrower and its Restricted Subsidiaries and of the other information projected therein for the periods set forth therein.

Section 4.5 Material Adverse Change.

There has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect since December 31, 2004.

Section 4.6 Litigation.

Except as set forth on Schedule 4.6, there are no pending or, to the knowledge of the Administrative Borrower threatened actions, investigations or proceedings affecting the Administrative Borrower or any of its Restricted Subsidiaries before any court, Governmental Authority or arbitrator other than those that in the aggregate are not reasonably likely to be determined adversely to any Loan Party and, if so determined, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.7 Taxes.

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Administrative Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Administrative Borrower or such Tax Affiliate in conformity with GAAP. Except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Administrative Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) Except as set forth on Schedule 4.7, none of the Administrative Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof, or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Administrative Borrower (or its Tax Affiliate) is the common parent.

Section 4.8 Full Disclosure.

(a) The information prepared or furnished by or on behalf of any Loan Party in connection with this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

(b) The Administrative Borrower has delivered to the Administrative Agent a true, complete and correct copy of the Disclosure Documents. The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

Section 4.9 Margin Regulations.

No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan or Letter of Credit will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10 No Burdensome Restrictions; No Defaults.

(a) Neither the Administrative Borrower nor any of its Restricted Subsidiaries (i) is a party to any Contractual Obligation the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 7.1) on the property or assets of any thereof or (ii) is subject to any charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) Neither the Administrative Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Administrative Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party, other than, in either case, those defaults that in the aggregate would not have a Material Adverse Effect.

(c) To the best knowledge of the Administrative Borrower, there are no Requirements of Law applicable to any Loan Party the compliance with which by such Loan Party would, in the aggregate, have a Material Adverse Effect.

Section 4.11 Investment Company Act.

Neither the Administrative Borrower nor any of its Restricted Subsidiaries is an "investment company” or an “affiliated person” of, or “promoter” or "principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.12 Use of Proceeds.

The proceeds of the Loans and the Letters of Credit have been prior to the date hereof used by the Administrative Borrower solely in accordance with the March 2006 Credit Agreement, and on and after the date hereof have been or are being used by the Borrowers (a) to pay transaction costs, fees and expenses related to this Agreement and (b) for (i) current operating obligations of the Borrowers incurred in the ordinary course of business as currently conducted and (ii) Investments permitted by Section 7.2(i).

Section 4.13 Insurance.

Except as set forth on Schedule 4.13, all policies of insurance of any kind or nature of the Administrative Borrower or any of its Restricted Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by, and to the best knowledge and belief of the Administrative Borrower is sufficient for, businesses of the size and character of such Person. Except as set forth on Schedule 4.13, none of the Administrative Borrower or any of its Restricted Subsidiaries has in the three years preceding the Original Effective Date been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.14 Labor Matters.

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Administrative Borrower or any of its Subsidiaries, other than those that in the aggregate would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the Borrower’s knowledge, threatened, against or involving the Administrative Borrower or any of its Restricted Subsidiaries, nor are there any pending or, to the Administrative Borrower’s knowledge, threatened arbitrations or grievances involving the Administrative Borrower or any of its Restricted Subsidiaries, other than those that, in the aggregate, if resolved adversely to the Administrative Borrower or such Restricted Subsidiary, would not have a Material Adverse Effect.

Section 4.15 ERISA.

Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that in the aggregate would not have a Material Adverse Effect. There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect. Neither the Administrative Borrower nor any ERISA Affiliate has contributed or been obligated to contribute to, any Multiemployer Plan within the last six years.

Section 4.16 Environmental Matters.

(a) The operations of each Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, other than non-compliances that individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect.

(b) There are no facts, circumstances or conditions arising out of or relating to the operations of any Borrower or any of its Subsidiaries or ownership of Real Property owned, operated or leased by any Borrower or any of its Subsidiaries which are not specifically included in the financial information furnished to the Lenders other than those that individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect.

Section 4.17 Intellectual Property.

The Administrative Borrower and its Restricted Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are material for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Administrative Borrower or any of its Restricted Subsidiaries. To the Administrative Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Administrative Borrower or any of its Restricted Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no action, proceeding, claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.18 Title; Real Property.

(a) Each of the Administrative Borrower and its Restricted Subsidiaries has good and marketable or indefeasible title to, or valid leasehold interests in, all Real Property and good title to all material personal property in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Administrative Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 7.1.

(b) All Permits required to have been issued or appropriate to enable all Real Property of the Administrative Borrower or any of its Restricted Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) None of the Borrower or any of its Restricted Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.19 Anti-Terrorism Laws.

(a) Neither the Administrative Borrower nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “USA Patriot Act”).

(b) Neither the Administrative Borrower nor, to the knowledge of any of Loan Parties, any of its Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) Neither the Administrative Borrower nor, to the knowledge of any Loan Party, any of its Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE V

FINANCIAL COVENANTS

As long as any of the Obligations or the Revolving Credit Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Borrowers agree with the Lenders and the Administrative Agent that:

Section 5.1 Adjusted Consolidated Tangible Net Worth.

The Administrative Borrower shall maintain Adjusted Consolidated Tangible Net Worth measured as of the last day of each fiscal quarter ending after the Original Effective Date of (a) $500,000,000 plus (b) in the case of each fiscal quarter ending after the Original Effective Date, 50% of the Consolidated Net Income of the Administrative Borrower for each full fiscal quarter starting after the Original Effective Date plus (c) 50% of the aggregate increase in shareholders’ equity of the Administrative Borrower after the date hereof by reason of an Equity Issuance (including upon conversion of Indebtedness into such capital stock but excluding (i) stock issued in connection with an employee stock ownership plan, an employee stock option plan, an employee stock purchase plan, and (ii) any portion of such increase in shareholders’ equity attributable to goodwill recognized in connection with a Permitted Acquisition).

Section 5.2 Maximum Indebtedness to Adjusted Consolidated Tangible Net Worth Ratio.

The Administrative Borrower shall maintain Indebtedness to Adjusted Consolidated Tangible Net Worth Ratio measured as of the last day of each fiscal quarter ending after the Original Effective Date of not more than (a) 2.50 to 1, if at such time the Interest Coverage Ratio, determined as of such last day, for the four fiscal quarter period ending on such last day is greater than or equal to 2.50 to 1, and (b) 2.25 to 1 if at such time the Interest Coverage Ratio, determined as of such last day, for the four fiscal quarter period ending on such last day, is less than 2.50 to 1.

Section 5.3 Minimum Interest Coverage Ratio.

The Administrative Borrower shall maintain an Interest Coverage Ratio, measured as of the last day of each fiscal quarter ending after the Original Effective Date, for the four fiscal quarter period ending on such day, of greater than or equal to 2.00 to 1.

Section 5.4 Unsold Land to Adjusted Consolidated Tangible Net Worth.

The Administrative Borrower shall maintain a ratio measured as of the last day of each fiscal quarter ending after the Original Effective Date of (a) Unsold Land of the Administrative Borrower and its Restricted Subsidiaries, the value of which is determined in conformity with GAAP, to (b) Adjusted Consolidated Tangible Net Worth of not more than 1.50 to 1.

Section 5.5 Unsold Units to Units Closed.

The Administrative Borrower shall maintain a ratio measured as of the last day of each fiscal quarter ending after the Original Effective Date of (a) the aggregate number of Units owned by the Administrative Borrower and its Restricted Subsidiaries that constitute Unsold Units to (b) Units Closed by the Administrative Borrower and its Restricted Subsidiaries, determined as of the last day of each calendar month, for the twelve months ending on such day, of not more than 1 to 4. For the avoidance of doubt, for any period, the calculation of the ratio of Unsold Units to Units Closed shall give pro forma effect to the Unsold Units and Units Closed acquired by the Administrative Borrower or its Restricted Subsidiaries in connection with a Permitted Acquisition consummated during such period.

ARTICLE VI

AFFIRMATIVE COVENANTS

As long as the Obligations or the Revolving Credit Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Borrowers agree with the Lenders and the Administrative Agent that:

Section 6.1 Reporting Requirements.

The Administrative Borrower shall furnish to the Administrative Agent each of the following:

(a)	Quarterly Reports.

Within 45 days after the end of each fiscal quarter (other than fiscal quarters ending December 31), financial information regarding the Administrative Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the One Year Projections, or, if applicable the latest business plan provided pursuant to clause (d) below, for the current fiscal year, in each case certified by the Chief Financial Officer of the Administrative Borrower as fairly presenting the Consolidated and consolidating financial position of the Administrative Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments). To the extent the information set forth in this clause (a) of Section 6.1 are included in the Administrative Borrower’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission, such information shall be deemed delivered for the purposes hereof.

(b) Annual Reports.

Within 90 days after the end of each fiscal year, financial information regarding the Administrative Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Administrative Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Administrative Borrower and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Administrative Borrower being a going concern by Ernst & Young LLP or another nationally recognized independent certified public accountant, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Administrative Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by such accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Administrative Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenant contained in Section 5.2 has occurred and is continuing or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenant, a statement as to the nature thereof. To the extent the information set forth in this clause (b) of Section 6.1 are included in the Administrative Borrower’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, such information shall be deemed delivered for the purposes hereof.

(c) Compliance Certificate. Together with each delivery of any report pursuant to clauses (a) and (b) of this Section 6.1,

(i) a certificate of a Responsible Officer of the Administrative Borrower (each, a "Compliance Certificate”) (A) showing in reasonable detail the calculations used in determining the Indebtedness to Adjusted Consolidated Tangible Net Worth Ratio (for purposes of determining the Applicable Margin and the Applicable Unused Commitment Fee Rate) and demonstrating compliance with each of the financial covenants contained in Article V as of the end of such quarter, (B) showing such information and calculations reasonably requested by the Administrative Agent relating to Indebtedness Associated with Assets Not Owned of the Administrative Borrower and its Restricted Subsidiaries or with respect to which the Administrative Borrower or any of its Restricted Subsidiaries has options (or similar rights) to purchase land and (C) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Administrative Borrower proposes to take with respect thereto; and

(ii) summary Consolidated and consolidating financial statements for each of (A) the Unrestricted Subsidiaries as a group and (B) the Administrative Borrower and the Restricted Subsidiaries as a group.

(d) Projections/Business Plan.

Not later than the end of each fiscal year, and containing substantially the types of financial information contained in the One Year Projections, the annual business and financial plans of the Administrative Borrower for the next succeeding fiscal year; provided, however, that the annual business and financial plans of the Administrative Borrower for the fiscal year ending on December 31, 2007 shall be delivered no later than the earlier of (i) January 30, 2007 and (ii) such earlier date as Administrative Borrower delivers substantially similar information to the lenders to EH/Transeastern, LLC.

(e) Default Notices.

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect, the Administrative Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(f) Notice of Litigation.

Promptly after the commencement thereof, the Administrative Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Administrative Borrower or any of its Restricted Subsidiaries, that, in the reasonable judgment of the Administrative Borrower, expose the Administrative Borrower or such Restricted Subsidiary to liability which, if adversely determined could reasonably be expected to have a Material Adverse Effect.

(g) ERISA Matters.

The Administrative Borrower shall furnish the Administrative Agent the following:

(a) promptly and in any event within 10 days after the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event reasonably likely to result in a liability of the Administrative Borrower or its Subsidiaries in excess of $1,000,000 has occurred, a written statement of a Responsible Officer of the Administrative Borrower describing such ERISA Event and the action, if any, that the Administrative Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate with the PBGC or the IRS pertaining thereto; and

(b) promptly following any request therefor, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Administrative Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Title IV Plan; (ii) the most recent actuarial valuation report for each Title IV Plan; (iii) all notices received by the Administrative Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Title IV Plan (or employee benefit plan sponsored or contributed to by the Administrative Borrower or any of its Subsidiaries) as the Administrative Agent shall reasonably request.

(h) Environmental Matters.

The Administrative Borrower shall provide to the Administrative Agent promptly and in any event within 10 days after receipt by the Administrative Borrower or any Restricted Subsidiary, a copy of (i) any written notice or claim to the effect that the Administrative Borrower or any Subsidiary is or may be liable to any Person as a result of a Release or threatened Release or any toxic or hazardous waste or substance into the environment and (ii) any notice alleging any violation of any Environmental Law by the Administrative Borrower or any Restricted Subsidiary which, in the case of either (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(i) Borrowing Base Determination.

(i) No later than 15 days after the last day of each calendar month or more frequently as requested by the Administrative Agent, the Administrative Borrower shall provide a Borrowing Base Certificate as of the last day of the prior month executed by a Responsible Officer of the Administrative Borrower.

(ii) The Administrative Agent may (prior to the occurrence of an Event of Default, at its sole cost and expense and with 14 days prior written notice to the Administrative Borrower, and, after and during the continuance of an Event of Default, at the Borrowers’ sole cost and expense) make physical verifications of the Borrowing Base Assets in any manner and through any medium that the Administrative Agent considers advisable, and the Administrative Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith.

(j) Cash Flow Projections.

Together with the Borrowing Base Certificate delivered by the Administrative Borrower in the calendar months of January, April, July and October, or more frequently as reasonably requested by the Administrative Agent, the Administrative Borrower shall deliver to the Administrative Agent monthly cash flow projections covering the calendar quarter in which such Borrowing Base Certificate was delivered, each of which shall be in a form reasonably acceptable to the Administrative Agent.

(k) Recourse Obligations; Joint Venture Disclosures.

The Administrative Borrower shall deliver to the Administrative Agent no later than 45 days after the end of each fiscal quarter, or more frequently as reasonably requested by the Administrative Agent, (i) a schedule of guarantee, indemnity and similar undertakings and other contingent obligations of the Administrative Borrower and its Restricted Subsidiaries, with respect to Joint Ventures and other third parties (other than any such undertakings and obligations of the Administrative Borrower with respect to any Restricted Subsidiary), including, in each case, a description of such undertakings and obligations (including the face amount thereof) and the conditions giving rise to claims in respect thereof and (ii) reports with respect to Joint Ventures covering the subject matter of the representations and warranties set forth in Sections 4.6, 4.10, 4.14, 4.15, 4.16 and 4.18, as applied to the Joint Ventures (with schedules of exceptions, if necessary).

(l) Material Developments with respect to Joint Ventures.

The Administrative Borrower shall deliver to the Administrative Agent reports with respect to its Joint Ventures covering material developments affecting any Joint Venture that would be required to be disclosed in a Form 8-K filing with the SEC if such Joint Venture were a public company, such reports to be delivered promptly following such material development.

(m) Transeastern JV.

(i) In addition to the material to be delivered pursuant to Section 6.1(l) with respect to EH/Transeastern, LLC, the Administrative Borrower shall report verbally to a designated representative of the Administrative Agent, on a weekly basis or more frequently as reasonably requested by the Administrative Agent, on (A) restructuring negotiations with respect to restructuring of the financial obligations or capital structure of EH/Transeastern, LLC and any obligations of the Administrative Borrower or any of its Subsidiaries with respect thereto and (B) recourse obligations of the Administrative Borrower and TOUSA Homes, L.P. due and owing under financing documents with respect to EH/Transeastern, LLC confirming that the same have been fully performed (or specifying any that have not been fully performed, if necessary).

(ii) The Administrative Borrower shall promptly report verbally to a designated representative of the Administrative Agent any (A) material development with respect to EH/Transeastern, LLC and (B) definitive agreement reached with respect to restructuring of the financial obligations or capital structure of EH/Transeastern, LLC and any obligations of the Administrative Borrower or any of its Subsidiaries with respect thereto.

(n) Other Information.

The Administrative Borrower will provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Administrative Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.2 Preservation of Corporate Existence, Etc.

The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 7.2 and Section 7.4.

Section 6.3 Compliance with Laws, Etc.

The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

Section 6.4 Conduct of Business.

The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Administrative Borrower or any of its Restricted Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

Section 6.5 Payment of Taxes, Etc.

The Administrative Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful material governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Administrative Borrower or the appropriate Subsidiary in conformity with GAAP.

Section 6.6 Maintenance of Insurance.

The Administrative Borrower shall maintain for, and cause to be maintained by, each of its Restricted Subsidiaries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Administrative Borrower or such Restricted Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders.

Section 6.7 Transactions with Affiliates.

The Administrative Borrower shall conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise not prohibited under this Agreement with any of their Affiliates (including payment of management fees) on terms that are fair and reasonable and no less favorable to the Administrative Borrower or such Subsidiary than it would obtain in an arm’s-length transaction with a Person not an Affiliate thereof; provided, however, that (a) the Administrative Borrower may make payments to TOSI of up to $5,000,000 in any fiscal year under the Management Services Agreement (or another similar agreement) and (b) the Administrative Borrower may perform its obligations under the Tax Allocation Agreement.

Section 6.8 Access.

The Administrative Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, promptly after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Administrative Borrower and each of its Subsidiaries and Joint Ventures, (b) visit the properties of the Administrative Borrower and each of its Subsidiaries and Joint Ventures, (c) discuss the affairs, finances and accounts of the Administrative Borrower and each of its Subsidiaries and Joint Ventures with any of their respective officers or directors and (d) communicate directly with any of the Borrower’s certified public accountants and other professionals retained by the Administrative Borrower, its Subsidiaries and Joint Ventures and hereby instructs (on behalf of itself, its Subsidiaries and Joint Ventures) such accountants and other professionals to cooperate with and provide information to the Administrative Agent (other than any such communication which is subject to attorney-client privilege). The Administrative Borrower shall authorize its independent certified public accountants to disclose to the Administrative Agent or any Lender during the continuance of an Event of Default of the type described in Section 9.1(a) or (b) any and all Financial Statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the Administrative Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Administrative Borrower or any of its Subsidiaries and Joint Ventures. Provisions in this Section 6.8 with respect to Joint Ventures shall apply to Joint Ventures managed by the Administrative Borrower or any of its Subsidiaries and in all other cases shall apply only to the extent of information received by the Administrative Borrower or any of its Subsidiaries from the Joint Venture.

Section 6.9 Keeping of Books.

The Administrative Borrower shall, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP (to the extent GAAP is applicable thereto) of all financial transactions and the assets and business of the Administrative Borrower and each such Subsidiary.

Section 6.10 Maintenance of Properties, Etc.

The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain and preserve, (a) all of its properties (tangible and intangible) which are necessary in the conduct of its business in good working order and condition, subject to ordinary wear and tear, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights, service marks and other intellectual property with respect to its business; except where the failure to so maintain and preserve would not in the aggregate have a Material Adverse Effect.

Section 6.11 Application of Proceeds.

The Borrowers shall use the entire amount of the proceeds of the Loans and Letters of Credit as provided in Section 4.12.

Section 6.12 Environmental.

The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries to comply in all material respects with Environmental Laws and, without limiting the foregoing, the Administrative Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (a) conduct or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action, and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 6.13 Additional Subsidiary Borrowers.

To the extent not delivered to the Administrative Agent on or before the Effective Date, the Administrative Borrower promptly shall, and shall cause each of its Restricted Subsidiaries promptly to, in the case of any Restricted Subsidiary that is a Domestic Subsidiary owning 5% or more of the Total Assets of the Administrative Borrower and its Restricted Subsidiaries or contributing 5% or more of the Consolidated Net Income of the Administrative Borrower and its Restricted Subsidiaries for the immediately preceding four fiscal quarters, cause such Restricted Subsidiary to become a party hereto as an additional Subsidiary Borrower. Notwithstanding anything herein to the contrary, in the event that at any time the Subsidiaries of the Administrative Borrower (other than those Subsidiaries engaged in the business of originating residential home loans, title insurance and reinsurance) that are not Borrowers own, in the aggregate for all such Subsidiaries, 5% or more of the Total Assets of the Administrative Borrower and its Restricted Subsidiaries or contribute 5% or more of the Consolidated Net Income of the Administrative Borrower and its Restricted Subsidiaries for the immediately preceding four fiscal quarters, the Administrative Borrower shall promptly cause such number of its Subsidiaries to become a party hereto as additional Subsidiary Borrowers so that the Subsidiaries of the Administrative Borrower that are not Subsidiary Borrowers do not own, in the aggregate for all such Subsidiaries, 5% or more of the Total Assets of the Administrative Borrower and its Restricted Subsidiaries or contribute 5% or more of the Consolidated Net Income of the Administrative Borrower and its Restricted Subsidiaries for the immediately preceding four fiscal quarters. Prior to any Subsidiary of the Administrative Borrower incurring, or having outstanding (including, without limitation, the Senior Notes or the Senior Subordinated Notes) any guaranty obligation in respect of other Indebtedness of the Administrative Borrower or any Restricted Subsidiary, the Administrative Borrower shall promptly cause such Subsidiary to become a party hereto as an additional Subsidiary Borrower. Each of the Borrowers agrees that, if, pursuant to this Section 6.13, the Administrative Borrower shall be required to cause any Subsidiary that is not a Subsidiary Borrower to become an additional Subsidiary Borrower, or if for any reason the Administrative Borrower desires any such Subsidiary to become an additional Subsidiary Borrower, such Subsidiary shall execute and deliver to the Administrative Agent a Credit Agreement Supplement and shall thereafter for all purposes be a party to this Agreement and have the same rights, benefits and obligations as a Borrower on the Effective Date.

Section 6.14 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Subsidiary of the Administrative Borrower to be an Unrestricted Subsidiary if the Subsidiary to be so designated:

(a) does not own any Stock or Indebtedness of, or own or hold any Lien on any property of, the Administrative Borrower or any other Restricted Subsidiary or is not otherwise required by the terms of this Agreement to be a Restricted Subsidiary, a Borrower or a Guarantor;

(b) has no Indebtedness other than Indebtedness:

(1) as to which neither the Administrative Borrower nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender; provided, however, the Administrative Borrower or a Restricted Subsidiary may loan, advance or extend credit to, or guarantee the Indebtedness of, an Unrestricted Subsidiary at any time following the date such Subsidiary is designated as an Unrestricted Subsidiary in accordance with this Section 6.14; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other any guaranty permitted by the proviso to the preceding clause (1)) of the Administrative Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(c) is not party to any agreement, contract, arrangement or understanding with the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Administrative Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Administrative Borrower;

(d) is a Person with respect to which neither the Administrative Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(e) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries; and

(f) has at least one director on its board of directors that is not a director or executive officer of the Administrative Borrower or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Administrative Borrower or any of its Restricted Subsidiaries.

Unless so designated as an Unrestricted Subsidiary, any Person that is or becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary.

Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall be released from the Guaranty previously made by such Restricted Subsidiary and, if such Restricted Subsidiary is a Borrower, shall be released from this Agreement and the Revolving Credit Notes (if any).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, if, immediately after giving pro forma effect to such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Administrative Agent by filing with the Administrative Agent (within five Business Days after adoption of such resolution) a board resolution giving effect to such designation or redesignation and an officers’ certificate signed by two Responsible Officers that:

(a) certifies that such designation or redesignation complies with the preceding provisions; and

(b) gives the effective date of such designation or redesignation.

The Administrative Borrower shall not enter into, or permit a Restricted Subsidiary to enter into, any transaction with an Unrestricted Subsidiary that, if in effect at the time of designation of such Subsidiary as an Unrestricted Subsidiary, would be inconsistent with the above restrictions as to designation of Restricted Subsidiaries as Unrestricted Subsidiaries.

Section 6.15 Mortgage Requirements.

(a) Completed Unsold Homes. Mortgages on Units that became Completed Unsold Homes on or prior to November 30, 2006, including all related Mortgage Requirements, will be delivered no later than January 30, 2007, excluding any Completed Unsold Home that is no longer a Completed Unsold Home as of January 30, 2007 either because of being “completed” (within the meaning of the definition of Completed Unsold Home) for more than six months as of such date or because such Unit has been conveyed to an unrelated third party purchaser to a Contract for Sale; provided that if the Borrowers have substantially complied with the requirements of this sentence by January 30, 2007, such date may, upon request of the Administrative Borrower, be extended by the Administrative Agent to a date not later than March 1, 2007.

(b) Subdivision Mortgages.

(i) No later than March 1, 2007, each Borrower shall (A) execute and deliver for recording in the appropriate land records of the applicable Governmental Authority initial Mortgages covering all Unsold Home Under Construction, Completed Unsold Homes and Sold Homes owned by such Borrower and all Finished Lots owned by such Borrower in a subdivision where such Borrower also owns Unsold Home Under Construction, Completed Unsold Homes and Sold Homes with respect to subdivisions in which Mortgages were delivered under Section 6.15(a) (excluding any Completed Unsold Home covered by a Mortgage delivered under Section 6.15(a)), and (B) deliver to the Administrative Agent (or its designated third party agent) a duplicate executed original of each such Mortgage together with a policy of title insurance covering such Mortgage as described in Section 6.15(d)(v); provided that if the Borrowers have substantially complied with the requirements of this clause (i) by March 1, 2007, such date may, upon request of the Administrative Borrower, be extended by the Administrative Agent to a date not later than April 1, 2007.

(ii) No later than April 1, 2007, each Borrower shall (A) execute and deliver for recording in the appropriate land records of the applicable Governmental Authority initial Mortgages covering all Unsold Home Under Construction, Completed Unsold Homes and Sold Homes owned by such Borrower and all Finished Lots owned by such Borrower in a subdivision where such Borrower also owns Unsold Home Under Construction, Completed Unsold Homes and Sold Homes and not covered by Mortgages delivered under Section 6.15(a) or 6.15(b), and (B) deliver to the Administrative Agent (or its designated third party agent) a duplicate executed original of each such Mortgage together with a policy of title insurance covering such Mortgage as described in Section 6.15(d)(v); provided that if the Borrowers have substantially complied with the requirements of this clause (ii) by April 1, 2007, such date may, upon request of the Administrative Borrower, be extended by the Administrative Agent to a date not later than May 1, 2007.

(iii) As any additional Finished Lot is acquired by a Borrower in a subdivision where such Borrower also owns Unsold Home Under Construction, Completed Unsold Homes or Sold Homes subject to a Mortgage, contemporaneously with or promptly following such acquisition, the applicable Borrower shall either (A) (1) execute and deliver for recording in the appropriate land records of the applicable Governmental Authority, an amendment, spreader or similar modification to the applicable Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, extending the Lien of such Mortgage to cover such additional Finished Lot and (2) deliver to the Administrative Agent (or its designated third party agent) a duplicate executed original of each such amendment, spreader or similar modification together with an endorsement to the policy of title insurance covering the applicable Mortgage insuring the applicable Mortgage as so modified, in a form sufficient that the applicable title policy satisfies the requirements of Section 6.15(d)(v), or (B) if an amendment, spreader or similar modification is not commonly in use in the state where such Finished Lot is located, then in lieu of clause (A) of this sentence, (1) execute and deliver for recording in the appropriate land records of the applicable Governmental Authority a Mortgage covering such additional Finished Lot and (2) deliver to the Administrative Agent (or its designated third party) a duplicate executed original of each such Mortgage together with a policy of title insurance covering such Mortgage as described in Section 6.15(d)(v).

(c) Land/Lots Under Development and Unimproved Land and Certain Finished Lots. The Borrowers will have the option to deliver Mortgages on any Land/Lots Under Development and on any Unimproved Land, and on any Finished Lots if not required to be covered by a Mortgage under Section 6.15(b), to the extent the Borrowers desire to include such Finished Lots, Land/Lots Under Development and Unimproved Land in the Borrowing Base. Mortgages delivered under this Section 6.15(c) on any Finished Lots, Land/Lots Under Development and Unimproved Land shall be released by the Administrative Agent in whole or in part at the request of the Administrative Borrower without release consideration so long as either (i) such Finished Lots, Land/Lots Under Development or Unimproved Land are either replaced, at the Administrative Borrower’s option, by additional Finished Lots, Land/Lots Under Development or Unimproved Land having at least equal value or (ii) such release occurs on any date from the date of delivery of a monthly Borrowing Base Certificate to the Administrative Agent to the calculation date of the next Borrowing Base Certificate provided that such Borrowing Base Certificate confirms that after such release the outstanding Loans and Letters of Credit will not exceed the updated Borrowing Base.

(d) Mortgage Requirements. The following conditions (the “Mortgage Requirements”) will be satisfied at the expense of the Borrowers in connection with the granting of any Mortgage:

(i) the Mortgage will be recorded in the appropriate land records of the applicable Governmental Authority, provided that in connection with such recording, subject to the prior approval of the Administrative Agent, the Borrowers may undertake customary procedures to reduce mortgage recording, transfer, documentary stamp, intangible and similar taxes to be imposed as a result of such recording;

(ii) the Mortgage will provide, so long as no Event of Default has occurred and is continuing, for the release from the Lien of such Mortgage (A) of any Unit upon payment of a release price equal to the net sales proceeds under a Contract for Sale for the applicable Unit and (B) any Finished Lots, Land/Lots Under Development and Unimproved Land without release consideration as set forth in Section 6.15(c);

(iii) determination of appraised value by a third party independent appraiser meeting FIRREA requirements and selected by the Administrative Agent (for the account of the Lenders) based upon FIRREA requirements, including, where appropriate, standards for mass appraisals, and otherwise in form and substance satisfactory to the Administrative Agent; provided that (A) no determination of appraised value shall be required with respect to any Sold Home and (B) determination of value of Finished Lots, Land/Lots Under Development and Unimproved Land shall be required only to the extent such Finished Lot, Land/Lots Under Development or Unimproved Land is a Borrowing Base Asset;

(iv) a Phase I environmental reports reviewed (and, as appropriate, updated) by an independent environmental consultant retained by the Administrative Agent on behalf of the Lenders, in form and substance satisfactory to the Administrative Agent;

(v) a fully paid ALTA lender’s policy of title insurance (which may initially be in the form of a “marked-up” title commitment or pro forma policy, provided that the final policy is delivered within a reasonable time thereafter) an amount equal to the amount of the Mortgage, showing no exceptions that would materially impair the value of the applicable Mortgaged Property, containing customary endorsements and otherwise in form and substance satisfactory to the Administrative Agent, insuring the applicable Mortgage to be a valid first and subsisting Lien on the applicable Mortgaged Property;

(vi) a certificate of property insurance naming the Administrative Agent or any third party security agent as loss payee under property casualty coverages to the extent a Mortgage covers a Completed Unsold Home, an Unsold Home Under Construction or a Sold Home, and in all cases, a certificate of liability insurance naming the Administrative Agent and any third party security agent, the Lenders and the Issuers as additional insureds under liability coverages.

Section 6.16 Designated Account Deposits.

(a) The Administrative Borrower shall, and shall cause each Subsidiary Borrower to, cause all of its Unrestricted Cash to be paid into and maintained in a Designated Account.

(b) The Administrative Borrower shall, and shall cause each Subsidiary Borrower to, (i) cause all payments made to the Administrative Borrower or such Subsidiary Borrower, as the case may be, to be deposited directly into a Designated Account, and (ii) instruct each Affiliated Title Company to make all payments constituting Escrow Proceeds Receivable payable by such Affiliated Title Company by wire or intrabank transfer into a Designated Account.

Section 6.17 Equity Pledge Agreement.

Within five (5) Business Days following the Effective Date, the Administrative Borrower shall deliver to the Administrative Agent (i) a duly executed Equity Pledge Agreement, (ii) original stock or equivalent ownership certificates evidencing the equity interests pledged pursuant to the Equity Pledge Agreement (to the extent such equity interests are certificated), together with stock (or equivalent) powers undated and executed in blank by a Responsible Officer of the Administrative Borrower, and (iii) an opinion of Greenberg Traurig, LLP, counsel to the Administrative Borrower with respect to the Equity Pledge Agreement in form and substance satisfactory to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

As long as any of the Obligations or the Revolving Credit Commitments remain outstanding, without the written consent of the Requisite Lenders, the Borrowers agree with the Lenders and the Administrative Agent that:

Section 7.1 Liens, Etc.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for:

(a) Liens (other than Customary Permitted Liens and purchase money Liens) granted by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower existing on the Original Effective Date and disclosed on Schedule 7.1;

(b) Customary Permitted Liens of the Administrative Borrower and its Restricted Subsidiaries;

(c) purchase money Liens granted by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of the Administrative Borrower’s or such Restricted Subsidiary’s acquisition thereof) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease; provided, however, that no Lien that attaches to any Borrowing Base Asset shall be permitted by this clause (c);

(d) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clauses (a), (c) or (d) of this Section 7.1 without any material change in the assets subject to such Lien;

(e) Liens on its interest in Joint Ventures securing Indebtedness of such Joint Ventures;

(f) Liens on the office building owned by Newmark Homes, L.P. located at 1470 First Colony Boulevard, Sugar Land, Texas 77479;

(g) Liens securing the Obligations; and

(h) Liens not otherwise permitted by clauses (a) through (f) above on Indebtedness not in excess of $25,000,000;

provided that at the time any such Liens are incurred, and after giving effect thereto, the then Available Credit shall be greater than zero.

Section 7.2 Investments.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make or maintain any Investment except:

(a) Investments existing on the date hereof and disclosed on Schedule 7.2;

(b) Investments in cash and Cash Equivalents;

(c) Investments in accounts, contract rights and chattel paper (each as defined in the Uniform Commercial Code), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Administrative Borrower and its Subsidiaries;

(d) Investments received in settlement of amounts due to the Administrative Borrower or any Subsidiary of the Administrative Borrower effected in the ordinary course of business;

(e) Investments by (i) the Administrative Borrower in any Subsidiary Borrower, or by any Subsidiary Borrower in the Administrative Borrower or any other Subsidiary Borrower, or (ii) a Subsidiary that is not a Subsidiary Borrower in the Borrower or any Restricted Subsidiary, or (iii) the Administrative Borrower or any Subsidiary Borrower in the Administrative Borrower’s Subsidiaries engaged in the business of originating residential home loans, title insurance and reinsurance not to exceed in the aggregate at any time 10% of Adjusted Consolidated Tangible Net Worth;

(f) loans or advances to employees of the Administrative Borrower or any of its Subsidiaries in the ordinary course of business, which loans and advances shall not exceed the aggregate outstanding principal amount of $5,000,000 at any time;

(g) advances on sales commissions to the sales agents of the Administrative Borrower or any of its Restricted Subsidiaries;

(h) Investments in the same or a complimentary line of business as the Administrative Borrower not otherwise permitted hereby in an aggregate outstanding amount at any time not to exceed 2% of Adjusted Consolidated Tangible Net Worth;

(i) net cash Investments (including letters of credit) in, contributions and loans to, and guaranty obligations of Indebtedness of, Unaffiliated Joint Ventures and Unaffiliated Unrestricted Subsidiaries, the then cost value of which shall not at any time exceed in the aggregate for all such Investments 35% of the Adjusted Consolidated Tangible Net Worth of the Administrative Borrower and its Restricted Subsidiaries (with cost value defined as the aggregate cost plus all additions minus all returns thereon in cash); provided that on the date which is the eighteen month anniversary date of July 28, 2005, (x) the foregoing percentage shall be reduced to 30% and (y) after giving effect to clause (x), the Administrative Borrower shall be in compliance with this clause (i) on and as of such date; provided, further, that, it shall be a condition to any such Investment that the Administrative Borrower, a Subsidiary Borrower and or any other Restricted Subsidiary acquiring such Investment shall pledge and grant a security interest in its equity ownership interest in such Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary in favor of the Administrative Agent for the ratable benefit of the Lenders by executing and/or delivering a Pledge Agreement, other related documents and instruments and an opinion of legal counsel for such pledgor, each in form and substance satisfactory to the Administrative Agent, except that the forgoing shall not apply to such Investments of up to $25,000,000 in the aggregate if (x) the Unaffiliated Joint Venture is one listed on Schedule 7.2 and (y) such pledge and security interest would be prohibited by the terms of the Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary operating agreement, partnership agreement or similar ownership agreement or by any agreement to which such Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary is a party; provided, further, that (1) no Investment shall be made, directly or indirectly, in EH/Transeastern, LLC without the prior written consent of the Requisite Lenders, and (2) no investment shall be made in any Person for the purpose of acquiring or financing (in whole or in part) the acquisition of any assets of EH/Transeastern, LLC without the prior written consent of the Requisite Lenders other than (in the case of this subclause (2) only) any such investments made after January 1, 2007 in an aggregate amount not to exceed $5,000,000.

(j) Investments in Permitted Acquisitions; and

(k) Investments under deferred compensation agreements.

Section 7.3 Restricted Payments.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Subsidiary of the Administrative Borrower to the Administrative Borrower or any Restricted Subsidiary; and

(b) payments of principal of, premium on, or repurchase of the Subordinated Notes prior to the stated maturity thereof not to exceed $50,000,000; provided that the Senior Leverage Ratio shall be less than 1.25:1.0 after giving effect to such payment or repurchase; and

(c) other Restricted Payments in an aggregate amount not to exceed the sum of (i) $10,000,000 plus (ii) 5% of cumulative Consolidated Net Income since January 1, 2006; provided that (x) all dividends paid in cash pursuant to this clause (c)(x) in any consecutive four fiscal quarter period ending on or prior to the first anniversary of the Original Effective Date shall not exceed 4% of Consolidated Net Income for such four fiscal quarter period and (y) all dividends paid in cash pursuant to this clause (c)(y) in any consecutive four fiscal quarter period ending thereafter shall not exceed 5% of consolidated Net Income for such four quarter fiscal period;

provided, however, that the Restricted Payments described in clause (b) or (c) above shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of the Administrative Borrower or any of its Subsidiaries; provided, further, that (i) the Restricted Payments described in clause (b) or (c) above shall not be permitted unless before and after giving effect to such Restricted Payments, the Administrative Borrower shall be in compliance with the financial covenants contained in Article V on a pro forma basis; and

(d) dividends and distributions on the common stock of the Administrative Borrower paid solely in shares of the common Stock of the Administrative Borrower.

Section 7.4 Restriction on Fundamental Changes.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to enter into an agreement to affect, or effect, a Permitted Acquisition, if at the time thereof and after giving effect thereto, there would be a Default or Event of Default. Except for Permitted Acquisitions, the Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to (a) merge with any Person other than any Restricted Subsidiary into the Administrative Borrower or any Subsidiary Borrower, as long as the surviving entity of such merger is the Administrative Borrower or a Subsidiary Borrower, (b) consolidate with any Person other than any Restricted Subsidiary into the Administrative Borrower or any Subsidiary Borrower, as long as the surviving entity of such consolidation is the Administrative Borrower or a Subsidiary Borrower, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any Joint Venture or partnership with any Person, other than pursuant to an Investment made pursuant to Section 7.2 or (f) create any Restricted Subsidiary unless, (I) after giving effect to such creation or acquisition, (x) no Default or Event of Default shall have occurred or be continuing, and (y) the Administrative Borrower is in compliance with Section 6.13, and (II) such Restricted Subsidiary is either (i) a Wholly-Owned Restricted Subsidiary, or (ii) created in connection with an Investment permitted pursuant to Section 7.2.

Section 7.5 Change in Nature of Business.

The Administrative Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the Original Effective Date.

Section 7.6 Transactions with Affiliates.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; (d) repay any Indebtedness to any Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Administrative Borrower that is not a Subsidiary Borrower (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to the Administrative Borrower or such Subsidiary Borrower as would be obtained in an arm’s length transaction with a Person not an Affiliate, (ii) salaries and other director or employee compensation or benefits to officers or directors of the Administrative Borrower or any of its Subsidiaries commensurate with current compensation and benefits levels, and (iii) indemnities of officers, directors and employees of the Administrative Borrower and its Subsidiaries permitted by their respective organizational documents and by applicable law; provided, however, that the Administrative Borrower shall not be prohibited under this Section 7.6 from (x) making payments of up to $5,000,000 per fiscal year to TOSI under the Management Services Agreement (or another similar agreement) or (y) performing its obligations under the Tax Allocation Agreement.

Section 7.7 Restrictions on Subsidiary Distributions; No New Negative Pledge.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) except as set forth on Schedule 7.7, agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Restricted Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Administrative Borrower or any other Restricted Subsidiary of the Administrative Borrower, except for customary profit allocation provisions or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation of the Administrative Borrower or any of its Restricted Subsidiaries to be equally and ratably secured with the Obligations.

Section 7.8 Sale/Leasebacks.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction covering any property with an aggregate Fair Market Value in excess of $10,000,000; provided, however, that the Administrative Borrower and its Restricted Subsidiaries may sell Model Homes in the ordinary course of business and leaseback such Model Homes so long as none of the Administrative Borrower or any of its Subsidiaries has any obligation to sell or repurchase the leased Model Homes at the end of the lease term.

Section 7.9 Compliance with ERISA.

The Administrative Borrower shall not cause or permit to occur, and shall not permit any of its Restricted Subsidiaries to cause or permit to occur, or cause or permit any ERISA Affiliate to cause or permit to occur (a) an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (b) an ERISA Event that would have a Material Adverse Effect.

Section 7.10 Environmental.

The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law, or otherwise violate any Environmental Law; provided, however, that the Administrative Borrower shall not be deemed in violation of this Section 7.10 if, all such violations could not reasonably be expected to have a Material Adverse Effect.

Section 7.11 Designated Account Proceeds.

The Administrative Borrower shall not, and shall not permit any Subsidiary Borrower, to withdraw or to instruct the transfer of any amounts from a Designated Account except for (i) transfers to another Designated Account and (ii) payments or withdrawals from a Designated Account solely for the purpose of paying current operating obligations of the Administrative Borrower and the Subsidiary Borrowers then due and payable incurred in the ordinary course of business as currently conducted and each such withdrawal or payment shall be deemed a representation by the Borrowers of compliance with such covenant; provided, however, transfers may be made from a Designated Account to, and payments and withdrawals of the type described in clause (ii) may be made from, “zero-balance” payment accounts currently maintained by the Administrative Borrower and certain of the Subsidiary Borrowers with Wachovia Bank, National Association and linked to Designated Accounts maintained with Wachovia Bank, National Association, so long as (x) such accounts are not “deposit accounts” within the meaning of the UCC or (y) each such account is subject to a Deposit Account Control Agreement perfecting the Administrative Agent’s security interest in such account within a reasonable period of time after the date hereof but in no event later than 30 days after notice from the Administrative Agent to the Administrative Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default.

Each of the following events shall be an Event of Default:

(a) the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrowers shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five calendar days after the due date therefor;

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document, if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; or

(e) (i) the Administrative Borrower or any of its Restricted Subsidiaries shall fail to make any payment on any Indebtedness (other than the Obligations) of the Administrative Borrower or any such Restricted Subsidiary, and in each such case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries having a principal amount of $10,000,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any Indebtedness of the Administrative Borrower and any of its Restricted Subsidiaries having a principal amount of $10,000,000 or more shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) the Administrative Borrower or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Administrative Borrower or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, in the case of any such proceedings instituted against the Administrative Borrower or any of its Restricted Subsidiaries (but not instituted by the Administrative Borrower or any of its Restricted Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur, or (iii) the Administrative Borrower or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in clauses (i) and (ii) of this subsection (f); or

(g) any final judgment or order (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $10,000,000 in the case of a money judgment, to the extent not covered by insurance, or that could reasonably be expected to have a Material Adverse Effect, in the case of a non-monetary judgment, shall be rendered against one or more of the Administrative Borrower and its Restricted Subsidiaries by a court having jurisdiction, and such judgment or order shall continue unsatisfied and in effect for a period of thirty days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

(h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom that are or are reasonably likely to be imposed on the Administrative Borrower, any Restricted Subsidiary of the Administrative Borrower or any ERISA Affiliate, whether or not assessed, exceeds $5,000,000 in the aggregate;

(i) any material provision of the Guaranty or any other Loan Document shall for any reason cease to be valid and binding, or enforceable against, on any Loan Party thereto, or any Loan Party shall so state in writing; or

(j) there shall occur any Change of Control; or

(k) one or more of the Administrative Borrower and its Restricted Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Administrative Borrower and its Restricted Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Administrative Borrower and its Restricted Subsidiaries are likely to incur environmental liabilities and costs in excess of $15,000,000 in the aggregate.

Section 8.2 Remedies.

During the continuance of any Event of Default, the Administrative Agent (a) may, and at the request of the Requisite Lenders shall, by notice to the Administrative Borrower declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately be decreased or terminate, as the case may be, and/or (b) may, and at the request of the Requisite Lenders shall, by notice to the Administrative Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall immediately become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 8.1(f)(ii), the Revolving Credit Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 8.3 Actions in Respect of Letters of Credit.

If at any time the Revolving Credit Commitments terminate while any Letters of Credit are outstanding or any Event of Default shall have occurred and be continuing, the Borrowers shall (x) pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.8, for deposit in a cash collateral account, an amount equal to 102.5% of the sum of all outstanding Letter of Credit Obligations or (y) make such other arrangements in respect of outstanding Letters of Credit as shall be acceptable to the Requisite Lenders. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of Reimbursement Obligations, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied in accordance with clause (f) of Section 2.12. The Administrative Agent shall promptly give notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. Promptly after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Revolving Credit Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

Section 8.4 Rescission.

If at any time after termination of the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.1, then upon the written consent of the Requisite Lenders and written notice to the Administrative Borrower, the termination of the Revolving Credit Commitments and/or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders; and such provisions are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Authorization and Action.

(a) Each Lender and each Issuer hereby appoints CNAI as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents pursuant to which the Administrative Agent is acting as agent for the Lenders and the Issuers.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents (which shall include, without limitation, any third party mortgage servicers) or employees.

Section 9.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 10.2, (b) may rely on the Register to the extent set forth in Section 10.2(c), (c) may consult with legal counsel (including counsel to the Administrative Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any terms, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default; (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.3 The Administrative Agent Individually.

With respect to its Ratable Portion, CNAI shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders,” "Lenders,” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. CNAI and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if CNAI were not acting as the Administrative Agent.

Section 9.4 Lender Credit Decision.

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrowers and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 9.5 Indemnification.

Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable to the Administrative Agent and any of its Affiliates, and any of their respective directors, officers, employees, agents and advisors for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s, Affiliates’, directors’, officers’, employees’, agents’ or advisors’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.

Section 9.6 Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Administrative Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Anything herein to the contrary notwithstanding, the Administrative Agent shall resign if at any time the Administrative Agent is not a Lender having a Revolving Credit Commitment of at least $10,000,000 (or such ratably lesser amount if the Revolving Credit Commitments have been reduced in accordance with this Agreement).

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, in addition to the Requisite Lenders, do any of the following:

(i) increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation; provided, however, that, except as provided in Section 2.18, any such increase in the Revolving Credit Commitment of such Lender shall require the consent of all Lenders;

(ii) extend the then scheduled final maturity of any Loan owing to such Lender, except as provided in Section 2.17;

(iii) reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(iv) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender or any fee payable hereunder to such Lender;

(v) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vi) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(vii) release any Borrower from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with sale or other disposition of a Subsidiary Borrower or a Guarantor (or all or substantially all of the assets thereof) or as otherwise specifically provided herein; or

(viii) amend this Section 10.1 or the definition of the term “Requisite Lenders”;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Issuer or the Swing Loan Lender, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Issuer or the Swing Loan Lender, as the case may be, under this Agreement or the other Loan Documents.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Administrative Borrower’s request, each other Lender shall have a right to purchase its pro rata share of such Non-Consenting Lender’s Revolving Credit Commitment and Revolving Credit Outstandings, and if such Lenders do not purchase all of such Non-Consenting Lender’s Revolving Credit Commitment or Revolving Credit Outstandings, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and all other amounts through the date of sale, provided, however, that such purchase and sale shall not be effective until the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Administrative Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 10.2 Assignments and Participations.

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Administrative Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent, the Swing Loan Lender, each Issuer and the Administrative Borrower (which consent shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 10.2, the consent of the Administrative Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such assignment. In addition, any Lender or Eligible Assignee assuming a Revolving Credit Commitment in connection with a Facility Increase shall execute an Assumption Agreement in accordance with Section 2.18. Upon such execution, delivery, acceptance and recording of any Assignment and Acceptance or Assumption Agreement, as the case may be, and, other than in respect of assignment made pursuant to Section 2.16 and Section 10.1(c), the receipt by the Administrative Agent from the assignee of an assignment/assumption fee in the amount of $3,500, then from and after the effective date specified in such Assignment and Acceptance or Assumption Agreement, as the case may be, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance or assumed by such assuming party pursuant to such Assumption Agreement, have the rights and obligations of a Lender, and, in the case of an assignment, if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor under an Assignment and Acceptance shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 10.8 a copy of each Assignment and Acceptance and each Assumption Agreement delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Revolving Credit Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 10.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Revolving Credit Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 10.2 shall be construed so that the Loans are at all times maintained in "registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code or such regulations. Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrowers’ agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee or an Assumption Agreement executed by the Administrative Borrower and a Lender or an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance or Assumption Agreement has been completed, (i) accept such Assignment and Acceptance or Assumption Agreement, (ii) record the information contained therein in the Register and (iii) in the case of an Assignment and Acceptance, give prompt notice thereof to the Administrative Borrower. Within five Business Days after its receipt of such notice, the Borrowers at their own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance or Assumption Agreement and, if the assigning Lender, in the case of an Assignment and Acceptance, has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit C.

(f) In addition to the other assignment rights provided in this Section 10.2, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrowers or (y) in the case of any Lender that is a Fund, any holders of obligations owed or Securities issued by such Lender as security for such obligations or Securities or any trustee for, or other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation. In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, and (z) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 2.14 and Section 2.15 and of Section 2.13(c) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to make under Section 2.14, Section 2.15 or Section 2.13(c) to the participant in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Administrative Borrower, the Administrative Agent, such Issuer and such Eligible Assignee. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 10.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 10.3 Costs and Expenses.

(a) The Borrowers agree upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, after receipt of invoice documentation, the reasonable fees, expenses and disbursements of the Administrative Agent’s external counsel, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, financial advisors and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Administrative Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any conditions set forth in Article III), any Loan Document or any proposal letter or commitment letter issued in connection therewith or the making of the Loans hereunder, (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (iv) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Administrative Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Administrative Borrower’s Subsidiaries, this Agreement or any other Loan Documents or (vii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.

(b) The Borrowers further agree to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Administrative Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 10.4 Indemnities.

(a) The Borrowers agree to indemnify and hold harmless the Administrative Agent, each Arranger, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, the Disclosure Document, the Revolving Credit Notes or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 10.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, Indemnified Matters include (i) all environmental liabilities and costs arising from or connected with the past, present or future operations of the Administrative Borrower or any of its Subsidiaries or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Administrative Borrower or any of its Subsidiaries; (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. 9601 et seq.) and applicable state property transfer laws, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent attributable to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any of its directors, securityholders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(b) The Borrowers shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Administrative Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Administrative Borrower, in any event, may participate in the defense thereof with legal counsel of the Administrative Borrower’s choice. In the event that such Indemnitee requests the Administrative Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Administrative Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrowers’ obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 10.5 Limitation of Liability.

The Borrowers agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. The Borrowers hereby waive, release and agree (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.6 Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 10.7 Sharing of Payments, Etc.

(a) If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 10.3 or Section 10.4 (other than payments pursuant to Section 2.14, Section 2.15 or Section 2.16 in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The Borrowers agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 10.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 10.8 Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)	if to any Borrower:

Technical Olympic USA, Inc.

4000 Hollywood Boulevard

Suite 500 N.

Hollywood, FL 33021

Attention: Steven Wagman, Chief Financial Officer

Telecopy no: (954) 364-4010

E-Mail Address: swagman@tousa.com

(b) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

(c) if to any Issuer, at the address set forth under its name on Schedule II; and

(d)	if to the Administrative Agent or the Swing Loan Lender:

Citigroup Global Markets Inc.

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention: David G. Maffett

Telecopy no: 212.994.0961

E-Mail Address: david.g.maffett@citigroup.com

with a copy to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Andrew C. Coronios, Esq. and Joseph Smolinsky, Esq.

Telecopy no: (212) 541-5369

E-Mail Address: acoronios@chadbourne.com; jsmolinsky@chadbourne.com or at such other address as shall be notified in writing (i) in the case of any Borrower, the Administrative Agent and the Swing Loan Lender to the other parties and (y) in the case of all other parties, to the Administrative Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

Section 10.9 No Waiver; Remedies.

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.10 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Requisite Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns, provided, however, that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.11 Governing Law.

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 10.12 Submission to Jurisdiction; Service of Process.

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Borrower irrevocably consents to the service of any and all process in such action or proceeding arising out of or in connection with this Agreement or any Loan Document by the mailing (by registered or certified mail, postage prepaid) of copies of such process to an appointed process agent or the Borrower at its address specified in Section 10.8. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 10.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 10.13 Waiver of Jury Trial.

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 10.14 Section Titles.

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 10.15 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Administrative Borrower and the Administrative Agent.

Section 10.16 Entire Agreement.

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 10.17 Confidentiality.

(a) None of the Administrative Agent or any Lender may disclose to any Person any confidential, proprietary or non-public information of the Administrative Borrower and its Subsidiaries furnished to the Administrative Agent or the Lenders by the Administrative Borrower (such information being referred to collectively herein as the “Borrower Information”), except that the Administrative Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority or any self regulatory organization, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) if reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any derivatives counter party, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 10.17 by the Administrative Agent or such Lender, or (B) is or becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a source other than a Borrower and (viii) with the prior written consent of the Administrative Borrower.

(b) No Borrower may disclose to any Person the amount or terms of any fees payable to the Administrative Agent, the Arrangers or any Lender (such information being collectively referred to herein as the “Facility Information”), except that the Administrative Borrower may disclose the Facility Information (i) to its and its respective Affiliates’ employees, officers, directors, agents and advisors who have a need to know the Facility Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process.

Section 10.18 USA Patriot Act.

Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the USA Patriot Act.

Section 10.19 Agent Communications.

(a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.20 Joint and Several Liability.

(a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of each Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to each Lender this agreement, and (iv) the Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

(b) Each Borrower shall be liable for all amounts due to the Administrative Agent and/or any Lender from any Borrower under this Agreement, regardless of which Borrower actually receives Loans, the benefit of any Letter of Credit Issuance or other extensions of credit hereunder (all such extensions of credit being, collectively, “Extensions of Credit”) or the amount of such Extensions of Credit received by any Borrower or the manner in which the Administrative Agent and/or such Lender accounts for such Extensions of Credit on its books and records (without limiting the foregoing, each Borrower shall be liable for Extensions of Credit made to each other Borrower). Each Borrower’s Obligation with respect to Extensions of Credit made to it, and each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Extensions of Credit made to another Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower.

(c) Each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Extensions of Credit made to another Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations or any other Borrower or of any promissory note or other document evidencing all or any part of the Obligation of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provisions of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent and/or any Lender, (iv) the failure by the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) the Administrative Agent’s and/or any Lender’s election, in any proceedings instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower (other than the indefeasible payment of the Obligations). With respect to each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Extensions of Credit made to any Borrower hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right to subrogation or any remedy which the Administrative Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of any other Borrower to the Administrative Agent and/or any Lender.

(d) Each Borrower agrees if such Borrower’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times.

(e) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against a Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the Obligations.

(f) The Borrowers are obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Extensions of Credit made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Action (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligation. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

Section 10.21 Administrative Borrower.

Each of the other Borrowers appoints the Administrative Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgement, consent, direction, certificate or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Administrative Borrower, whether or not any of the other Borrowers joins therein.

Section 10.22 No Release.

(a) The Administrative Borrower acknowledges and agrees that this Agreement shall in no way constitute a release of the Administrative Borrower from any of its payment obligations under the March 2006 Credit Agreement or the Revolving Credit Notes (if any) owing to any Lender.

(b) Each Subsidiary Borrower acknowledges and agrees that this Agreement shall in no way constitute a release of such Subsidiary Borrower’s obligations as a Guarantor under the Guaranty, and each Subsidiary Borrower hereby reaffirms its obligations under the Guaranty in all respects.

[Signature Pages Follow]

ADMINISTRATIVE BORROWER:

TECHNICAL OLYMPIC USA, INC.,

as the Administrative Borrower

By:     /s/ Randy Kotler
Name: Randy Kotler
Title: Sr. VP and Chief Accounting Officer

SUBSIDIARY BORROWERS:

ENGLE HOMES DELAWARE, INC.

ENGLE HOMES RESIDENTIAL CONSTRUCTION, L.L.C.

ENGLE/JAMES LLC

MCKAY LANDING LLC

NEWMARK HOMES PURCHASING, L.P.

NEWMARK HOMES, L.L.C.

NEWMARK HOMES, L.P.

PREFERRED BUILDERS REALTY, INC.

SILVERLAKE INTERESTS, L.C.

TOI, LLC

TOUSA, LLC

TOUSA ASSOCIATES SERVICES COMPANY

TOUSA DELAWARE, INC.

TOUSA FUNDING, LLC

TOUSA HOMES, INC.

TOUSA HOMES, L.P.

TOUSA HOMES INVESTMENT #1, INC.

TOUSA HOMES FLORIDA, L.P.

TOUSA HOMES INVESTMENT #2, INC.

TOUSA HOMES INVESTMENT #2, LLC

TOUSA REALTY, INC.

TOUSA INVESTMENT #2, INC.

TOUSA HOMES ARIZONA, LLC

TOUSA HOMES COLORADO, LLC

TOUSA HOMES NEVADA, LLC

TOUSA HOMES MID-ATLANTIC HOLDING, LLC

TOUSA HOMES MID-ATLANTIC, LLC

TOUSA MID-ATLANTIC INVESTMENT, LLC

TOUSA VENTURES, LLC

TOUSA/WEST HOLDINGS, INC.

LORTON SOUTH CONDOMINIUM, LLC

ENGLE HOMES COMMERCIAL CONSTRUCTION, LLC

LB/TE #1, LLC

By:     /s/ Randy Kotler
Name: Randy Kotler
Title: VP and Treasurer

SUBSIDIARY BORROWERS (continued):

NEWMARK HOMES BUSINESS TRUST

By:     /s/ Randy Kotler
Name: Randy Kotler
Title: Managing Trustee

CITICORP NORTH AMERICA, INC.,

as Administrative Agent and a Lender

By:     /s/ R. Tucker Borden
Name: Tucker Borden
Title: Vice President

CITIBANK, N.A., as an Issuer

By:     /s/ R. Tucker Borden
Name: Tucker Borden
Title: Vice President

CITIBANK, N.A., as a Lender

By:     /s/ Christine M. Kanicki
Name: Christine M. Kanicki
Title: Attorney – In — Fact

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a
Lender

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:     /s/ John P. McDonagh
Name: John P. McDonagh
Title: Managing Director

as a Lender

By:     /s/ R. Scott Holtzapple
Name: R. Scott Holtzapple
Title: Senior Vice President

WEST, a California Banking Corporation, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Lender

By:     /s/ Anne C. Grady
Name: Anne C. Grady
Title: Vice President

Lender

By:
Name:
Title:

corporation, as a Lender

By:
Name:
Title:

By:     /s/ Charles Weddell
Name: Charles Weddell
Title: Vice President

By:     /s/ Cassandra Droogan
Name: Cassandra Droogan
Title: Vice President

By:     /s/ Laurence Lapeyre
Name: Laurence Lapeyre
Title: Associate

CAYMAN ISLANDS BRANCH, as a Lender

By:     /s/ Laurie Albright
Name: Laurie Albright
Title: Loan Closer

By:     /s/ Mason Chau
Name: Mason Chau
Title: AVP

By:     /s/ Molly Walter
Name: Molly Walter
Title: Attorney – In — Fact

a Lender

By:     /s/ Dan Killian
Name: Dan Killian
Title: Senior Vice President

ASSOCIATION, as a Lender

By:
Name:
Title:

By:     /s/ M.E. Dugeny
Name: M. E. Dugeny
Title: Managing Director

By:     /s/ Guillaume De Parscau
Name: Guillaume De Parscau
Title: Managing Director

as a Lender

By:     /s/ John M. Osberg
Name: John M. Osberg
Title: Senior Vice President

NATIONAL ASSOCIATION, as a Lender

By:     /s/ Douglas G. Paul
Name: Douglas G. Paul
Title: Senior Vice President

By:     /s/ Patrick Criscillo
Name: Patrick Criscillo
Title: CFO

Lender

By:     /s/ William J. Hindman
Name: William J. Hindman
Title: Vice President

Lender

By:     /s/ Erin T. Aslakson
Name: Erin T. Aslakson
Title: Assistant Vice President

By:
Name:
Title:

By:
Name:
Title:

Lender

By:
Name:
Title:

WASHINGTON MUTUAL BANK, as a Lender

By:     /s/ Anne D. Brehony
Name: Anne D. Brehony
Title: Vice President